As filed with the Securities and Exchange Commission on June 14, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN REFINING, INC.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	20-3472415
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

123 West Mills Avenue, Suite 200

El Paso, Texas 79901

(915) 534-1400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lowry Barfield

Senior Vice President - Legal, General Counsel and Secretary

123 West Mills Avenue, Suite 200

El Paso, Texas 79901

(915) 534-1400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Maurice Blanco

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)   ☐

*	Certain subsidiaries of Western Refining, Inc. are also registrants and are identified on the following page.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
6.25% Senior Notes due 2021	$350,000,000	100%	$350,000,000	$47,740
Guarantees of 6.25% Senior Notes due 2021	(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)

No separate consideration will be received for the Guarantees of 6.25% Senior Notes due 2021 being registered hereby. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Ascarate Group LLC	Delaware	6500	20-1669873
Ciniza Production Company	New Mexico	2911	74-2468207
Dial Oil Co.	New Mexico	5412	85-0248666
Empire Oil Co.	California	5412	95-3062263
Giant Four Corners, Inc.	Arizona	5412	86-0739055
Giant Industries, Inc.	Delaware	9995	86-0642718
Giant Stop-N-Go Of New Mexico, Inc.	New Mexico	5412	85-0389396
San Juan Refining Company	New Mexico	2911	74-2759385
Western Refining Company, L.P.	Delaware	2911	13-3720439
Western Refining GP, LLC	Delaware	2911	20-4050230
Western Refining LP, LLC	Delaware	9995	20-3882585
Western Refining Pipeline Company	New Mexico	4610	85-0467397
Western Refining Southwest, Inc.	Arizona	2911	1-86-0218157-2
Western Refining Terminals, Inc.	Arizona	5171	86-0784398
Western Refining Wholesale, Inc.	Arizona	5172	86-0109486
Western Refining Yorktown Holding Company	Delaware	6500	20-0805473
Western Refining Yorktown, Inc.	Delaware	9995	27-0003663
Western Refining TRS I, LLC	Texas	5412	61-1661831
Western Refining TRS II, LLC	Texas	5412	32-0355200
Western Refining Texas Retail Services, LLC	Texas	5412	32-045310573
York River Fuels, LLC	Delaware	5172	35-2413109

*

The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o Western Refining, Inc., 1250 Washington Street, Tempe, Arizona 85281, Attention: Investor Relations, Telephone (602) 286-1400.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION DATED JUNE 14, 2013)

Western Refining, Inc.

Offer to Exchange

6.25% Senior Notes due 2021

for

New 6.25% Senior Notes due 2021

Guaranteed by certain of its subsidiaries

Guarantees of the New 6.25% Senior Notes due 2021

We are offering to exchange up to $350,000,000 of our new 6.25% Senior Notes due 2021 (the “new Notes”) for up to $350,000,000 of our existing 6.25% Senior Notes due 2021 (the “old Notes,” and together with the new Notes, the “Notes”). The terms of the new Notes are identical in all material respects to the terms of the old Notes, except that the new Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old Notes do not apply to the new Notes. The notes are guaranteed by certain subsidiaries of Western Refining, Inc.

To exchange your old Notes for new Notes:

•	you are required to make the representations described on page 70 to us

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank National Association, by 5:00 p.m., New York City time, on , 2013

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old Notes for new Notes

See “Risk Factors” beginning on page 7 for a discussion of risk factors that should be considered by you prior to tendering your old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2013

ABOUT THIS PROSPECTUS

In this prospectus, “Western Refining,” “the Company,” the “Issuer,” “Western,” “we,” “us” and “our” refer to Western Refining, Inc., a Delaware corporation, or WNR. The “guarantors” refers to all of our 100% owned domestic restricted subsidiaries that guarantee the Notes as of the date of this prospectus and, as the context may require, any future guarantors that may guarantee the Notes pursuant to the terms of the indenture governing the Notes.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Issuer is offering the Notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any exchange of the Notes.

i

INCORPORATION BY REFERENCE

We are “incorporating by reference” information filed with the SEC into this prospectus, which means that we are disclosing important business and financial and other information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, and such documents form an integral part of this prospectus:

•

our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2013); and

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 1, 2013, filed with the SEC on May 6, 2013; and

•	our current reports on Form 8-K filed with the SEC on March 5, March 11, March 12, March 25, April 9, April 15 and June 10, 2013.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any current report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute any part of this prospectus.

Our internet address is www.wnr.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. The information on our website and any other website that is referred to in this prospectus is not part of and is not incorporated by reference in this prospectus.

You may obtain at no cost copies of each of our documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning at the following address: Western Refining, Inc., 1250 Washington Street, Tempe, Arizona 85281, Attention: Investor Relations, Telephone (602) 286-1400. In order to receive timely delivery of these materials, you must make your requests no later than five business days before you make your investment decision.

ii

SUMMARY

This summary highlights the more detailed information in this prospectus or incorporated herein by reference and you should read the entire prospectus carefully.

Our Company

We are an independent crude oil refiner and marketer of refined products incorporated in September 2005 under Delaware law with principal offices located in El Paso, Texas. Our stock trades on the New York Stock Exchange (“NYSE”) under the symbol “WNR.” We own and operate two refineries with a total crude oil throughput capacity of 153,000 barrels per day (“bpd”) including our 128,000 bpd refinery in El Paso, Texas, and our 25,000 bpd refinery near Gallup, New Mexico. Our primary operating areas encompass West Texas, Arizona, New Mexico, Utah, Colorado, and the Mid-Atlantic region. In addition to the refineries, we also own and operate stand-alone refined product distribution terminals in Albuquerque and Bloomfield, New Mexico; as well as asphalt terminals in Phoenix and Tucson, Arizona; Albuquerque; and El Paso. As of March 31, 2013, we operated 222 retail stores in Arizona, Colorado, New Mexico, and Texas; a fleet of crude oil and refined product truck transports; and a wholesale petroleum products distributor that operates in Arizona, California, Colorado, Nevada, New Mexico, Texas, Maryland, and Virginia. In September 2010, we temporarily suspended refining operations of a 70,000 bpd refinery near Yorktown, Virginia and on December 29, 2011, we completed the sale of the Yorktown refining and terminal assets. We continue to market refined products in the Mid-Atlantic region through our wholesale segment.

We report our operating results in three business segments: the refining group, the wholesale group, and the retail group. Our refining group operates the two refineries and related refined product distribution terminals and asphalt terminals. At the refineries, we refine crude oil and other feedstocks into refined products such as gasoline, diesel fuel, jet fuel, and asphalt. We market refined products to a diverse customer base including wholesale distributors and retail chains. Our wholesale group distributes gasoline, diesel fuel, and lubricant products. Our retail group operates retail stores that sell gasoline, diesel fuel, and convenience store merchandise. See Note 3, Segment Information in the Notes to Consolidated Financial Statements included in our annual and quarterly financial statements included in our annual report on Form 10-K and our quarterly report on Form 10-Q that are incorporated herein by reference for detailed information on our operating results by business segment.

Demand for gasoline is generally higher during the summer months than during the winter months. As a result, our operating results for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year. The effects of seasonal demand for gasoline are partially offset by increased demand during the winter months for diesel fuel in the Southwest. Refining margins remain volatile and our results of operations may not reflect these historical seasonal trends.

Risks Affecting Us

Investing in our Notes involves risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus or incorporated herein by reference, including the information under the heading “Risk Factors” herein.

THE EXCHANGE OFFER

Securities Offered

Western Refining, Inc. (the “Issuer”) is offering up to $350,000,000 aggregate principal amount of its new 6.25% Senior Notes due 2021 (the “Notes”), which have been registered under the Securities Act.

The Exchange Offer

The Issuer is offering to issue the new Notes in exchange for a like principal amount of your old Notes. The Issuer is offering to issue the new Notes to satisfy our obligations contained in the registration rights agreement entered into when the old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal

The exchange offer will expire at 5:00 p.m. New York City time on             , 2013 unless it is extended. If you decide to exchange your old Notes for new Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new Notes. If you decide to tender your old Notes in the exchange offer, you may withdraw them at any time prior to             , 2013. If the Issuer decides for any reason not to accept any old Notes for exchange, your old Notes will be returned to you without expense to you promptly after the exchange offer expires.

U.S. Federal Income Tax Consequences

Your exchange of old Notes for new Notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new Notes in the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes

If you fail to tender your old Notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old Notes or to pay you additional interest.

You will be able to resell the new Notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new Notes issued in exchange for old Notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new Notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new Notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new Notes.

If you are an affiliate of the Issuer or any guarantor, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new Notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new Notes;

•

you must acknowledge that you will deliver a prospectus in connection with any resale of the new Notes you receive from us in the exchange offer; the letter of transmittal for the Notes states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•

you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new Notes received in exchange for old Notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the new Notes and the old Notes are identical in all material respects, except that the new Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old Notes do not apply to the new Notes.

Issuer	Western Refining, Inc.

Securities Offered	$350.0 million aggregate principal amount of new Notes.

Maturity Date	April 1, 2021.

Interest Rate	Interest on the Notes will accrue from the date of their issuance at a rate of 6.25% per annum.

Interest Payment Dates	Interest on the Notes will be payable on April 1 and October 1 of each year beginning on October 1, 2013.

Ranking

The Notes will be our senior obligations and will:

•       rank senior in right of payment to any future subordinated indebtedness;

•      rank equally in right of payment with all of our existing and future senior indebtedness;

•      be effectively subordinated in right of payment to all secured indebtedness (including indebtedness under the Second Amended and Restated Revolving Credit Agreement (the “Amended Revolving Credit Agreement”)) to the extent of the value of the collateral securing such indebtedness; and

•      be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

As of March 31, 2013, the Notes and related guarantees were:

•      equal in right of payment to $215.5 million (in stated principal amount) of 5.75% Convertible Senior Notes due 2014 and to a $519,000 5.50% promissory note due 2015; and

•      equal in right of payment to amounts borrowed under the $900 million of committed indebtedness under the Amended Revolving Credit Agreement but effectively junior in right of payment to the extent of the value of the collateral securing any such borrowed indebtedness.

Guarantees

The Notes will be guaranteed on a senior unsecured basis by each of our 100% owned domestic restricted subsidiaries that guarantee any of our indebtedness under (a) our Amended Revolving Credit Agreement, or (b) any other Credit Facilities (as defined under “Description of Notes—Certain Definitions”), or any capital markets debt, in the case of clause (b), in a principal amount of at least $150.0 million. Each subsidiary guarantee:

•          ranks senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary;

•         ranks equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiary;

•         is effectively subordinated in right of payment to the guarantees of our Amended Revolving Credit Agreement or any future credit facilities that are similarly guaranteed to the extent of the value of the guarantor subsidiary’s collateral securing such indebtedness; and

•          is effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the Notes.

Optional Redemption

We may redeem up to 35% of the Notes at any time prior to April 1, 2016 with the net cash proceeds from certain equity offerings at a price of 106.250% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption. At any time prior to April 1, 2017 we may redeem the Notes, in whole or in part, at a price equal to 100% of their outstanding principal amount plus an applicable premium plus accrued and unpaid interest, if any, to the date of redemption. On or after April 1, 2017, the Notes will be redeemable, in whole or in part, at the redemption prices specified under “Description of Notes—Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change of control, you will have the right, as holders of the Notes, to require us to repurchase some or all of your Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

We may not be able to pay you the required price for the Notes you present to us at the time of a change in control, because:

•      we may not have enough funds at that time; or

•      the terms of our indebtedness under our Amended Revolving Credit Agreement and any other similar existing or future agreement may prevent us from making such payment.

Certain Covenants

The indenture governing the Notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•       pay certain dividends or make certain other distributions in respect of our capital stock or make other restricted payments;

•      make certain investments;

•      sell certain assets;

•      incur additional debt or issue certain preferred shares;

•      create liens on certain assets to secure debt;

•      consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•      restrict dividends or other payments from restricted subsidiaries; and

•      enter into certain transactions with our affiliates.

These covenants are subject to a number of important limitations and exceptions. Certain covenants will cease to apply to the Notes for so long as the Notes have investment grade ratings. See “Description of Notes.”

Use of Proceeds	We will not receive any proceeds from the exchange of new Notes for old Notes.

Risk Factors

See “Risk Factors” and the other information in (or incorporated by reference in) this prospectus for a discussion of the factors you should carefully consider before deciding to tender your old Notes in the exchange offer.

RISK FACTORS

You should carefully consider the risks described below in addition to the other information contained in this prospectus or incorporated herein by reference. Realization of these risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. The risks and uncertainties described in this prospectus and the documents incorporated herein by reference are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

Risks Related to the Notes

Our indebtedness may limit our ability to obtain additional financing and we also may face difficulties complying with the terms of our indebtedness agreements.

As of March 31, 2013, the Company and the Initial Guarantors (as defined in “Description of Notes”) had $547.1 million of unsubordinated Indebtedness (including $350.0 million of the Notes offered for exchange hereby) outstanding, none of which was secured Indebtedness. Our level of debt may have important consequences to you. Among other things, it may:

•	limit our ability to use our cash flows, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	restrict our ability to pay dividends;

•	require a substantial portion of our cash flows from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry conditions;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

We cannot assure you that we will continue to generate sufficient cash flows or that we will be able to borrow funds under our Amended Revolving Credit Agreement in amounts sufficient to enable us to service our debt or meet our working capital and capital expenditure requirements. Our ability to generate sufficient cash flows from our operating activities will continue to be primarily dependent on producing or purchasing, and selling, sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses. If our margins were to deteriorate significantly, or if our earnings and cash flows were to suffer for any other reason, we may be unable to comply with the financial covenants set forth in our credit facilities. If we fail to satisfy these covenants, we could be prohibited from borrowing for our working capital needs and issuing letters of credit, which would hinder our ability to purchase sufficient quantities of crude oil to operate our refineries at planned rates. To the extent that we are unable to generate sufficient cash flows from operations, or if we are unable to borrow or issue letters of credit under the Amended Revolving Credit Agreement, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt, or obtain additional financing through equity or debt financings. We cannot assure you that we would be able to refinance our debt, sell assets, or obtain additional financing on terms acceptable to us, if at all. In addition, our ability to incur additional debt will be restricted under the covenants contained in the Amended Revolving Credit Agreement and the Notes. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Working Capital” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” in our annual report on Form 10-K and our quarterly report on Form 10-Q that are incorporated herein by reference.

We may be able to incur more indebtedness, which could further exacerbate the risks associated with our leverage.

Subject to specified limitations, the Amended Revolving Credit Agreement, the indenture governing the Notes as well as the indenture governing our Convertible Senior Notes permit us to incur additional indebtedness. In addition, any future credit facility or other agreement governing our indebtedness may allow us to incur additional indebtedness. If new indebtedness is added to our current indebtedness levels, the risks described above could intensify.

Covenants and events of default in our debt instruments could limit our ability to undertake certain types of transactions and adversely affect our liquidity.

Our Amended Revolving Credit Agreement and the indenture governing the Notes contain covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. For instance, we are subject to covenants that restrict our activities, including restrictions on:

•	creating liens;

•	engaging in mergers, consolidations and sales of assets;

•	incurring additional indebtedness;

•	providing guarantees;

•	engaging in different businesses;

•	making investments;

•	making certain dividend, debt and other restricted payments;

•	engaging in certain transactions with affiliates; and

•	entering into certain contractual obligations.

We are also subject to a financial covenant that requires us to maintain, in the case of the Amended Revolving Credit Agreement, a fixed charge coverage ratio (as defined therein), contingent on the level of availability under the Amended Revolving Credit Agreement. Our ability to comply with this covenant will depend on factors outside our control, including refined product margins. We cannot assure you that we will satisfy this covenant. If we fail to satisfy this covenant or other covenants set forth in the Amended Revolving Credit Agreement or under the Notes, or an event of default occurs under the Amended Revolving Credit Agreement, or the Notes, the maturity of the loans, the Notes or our Convertible Senior Notes, could be accelerated or we could be prohibited from borrowing for our working capital needs and issuing letters of credit. If the loans, the Notes, or the Convertible Senior Notes are accelerated and we do not have sufficient cash on hand to pay all amounts due, we could be required to sell assets, to refinance all or a portion of our indebtedness, or to obtain additional financing through equity or debt financings. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all. If we cannot borrow or issue letters of credit under the Amended Revolving Credit Agreement, we would need to seek additional financing, if available, or curtail our operations.

The secured indebtedness under our Amended Revolving Credit Agreement will be effectively senior to the Notes to the extent of the value of the collateral securing such facility.

Our Amended Revolving Credit Agreement is secured by the revolver collateral. The indenture governing the Notes permits us to incur additional secured indebtedness in the future. Holders of the indebtedness under our Amended Revolving Credit Agreement and any other future secured indebtedness will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the Notes will be entitled to any recovery from such collateral. As a result, holders of the Notes will only be entitled to receive proceeds from the realization of value of assets securing our Amended Revolving Credit Agreement after all indebtedness and other obligations under our Amended Revolving Credit Agreement and any other secured obligations on such assets are repaid in full. The Notes will be effectively junior in right of payment to indebtedness under our Amended Revolving Credit Agreement and any other secured indebtedness to the extent of the realizable value of such collateral.

The Notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries, including any unrestricted subsidiaries.

The Notes are structurally subordinated to the indebtedness and other liabilities of our current and future subsidiaries that do not guarantee the Notes, including any unrestricted subsidiaries. These subsidiaries are separate and distinct legal entities, and in the case of any unrestricted subsidiary are not subject to the covenants under the indenture governing the Notes. These subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Under the indenture governing the Notes, we have the ability to transfer a significant amount of our assets to such subsidiaries, including to an MLP subsidiary (which is expected to be an unrestricted subsidiary and not subject to the restrictive covenants in the indenture). Any right that we or the subsidiary guarantors have to receive any assets of these non-guarantor or unrestricted subsidiaries and any future non-guarantor or unrestricted subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, are structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any non-guarantor or unrestricted subsidiary and any future non-guarantor or unrestricted subsidiary, such subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Fraudulent transfer statutes may limit your rights as a holder of the Notes.

Federal and state fraudulent transfer laws as previously interpreted by various courts permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the Notes;

•	subordinate our obligations to holders of the Notes to our other existing and future creditors, entitling such creditors to be paid in full before any payment is made on the Notes; and

•	take other action detrimental to holders of the Notes, including invalidating the Notes.

In that event, we cannot assure you that you would ever be repaid. There is also no assurance that amounts previously paid to you pursuant to the Notes or guarantees would not be subject to return.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, we or the guarantors received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes, and at the time the notes were issued:

•	were insolvent or were rendered insolvent by reason of the issuance of the Notes;

•	were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small;

•	intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures; or

•	were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment was unsatisfied.

A court may also void an issuance of notes or a guarantee, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty agreements with actual intent to hinder, delay or defraud current or future creditors.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted. A court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation;

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

In addition, the guarantees of the notes may also be subject to review under various laws for the protection of creditors. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes or any guarantee. In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one- year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.

We may not be able to make the change of control offer required by the indenture.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, our existing or future indebtedness agreements may limit our ability to repurchase your notes and/or provide that certain change of control events will constitute an event of default thereunder. If the holders of the Notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of any such change of control to make the required repurchase of our other indebtedness and the notes or that restrictions in the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Repurchase at the Option of Holders—Change of Control” for additional information.

If a bankruptcy case is commenced by or against us, holders of Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Notes.

If a bankruptcy case is commenced by or against us under the United States Bankruptcy code after the issuance of the notes, the claim of a holder of any of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of:

•	The initial offering price allocable to the notes; and

•	That portion of the original issue discount which is not deemed to constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of any such bankruptcy filing would constitute “unmatured interest.” Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the Notes, even if sufficient funds are available.

Our controlling stockholders may have interests that differ from your interests as a debtholder.

Mr. Paul Foster, our Executive Chairman, and Messrs. Jeff Stevens (our President and Chief Executive Officer and a current director), Scott Weaver (our Vice President, Assistant Treasurer and Assistant Secretary and a current director) and Ralph Schmidt (our former Chief Operating Officer and a current director) beneficially own approximately 33.2% of our common stock as of March 31, 2013. As a result, Mr. Foster and the other members of this group will be able to strongly influence or effectively control the election of our directors and determine our corporate and management policies. So long as this group continues to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions, including whether to pursue or consummate potential mergers or acquisitions, asset sales, and other significant corporate transactions.

The interests of Mr. Foster and the other members of this group may not coincide with yours as a holder of notes. For example, Mr. Foster and the other members of this group may have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though those transactions might involve risks to you as a holder of the Notes.

Risks Related to the Exchange Offer

If you choose not to exchange your old Notes in the exchange offer, the transfer restrictions currently applicable to your old Notes will remain in force and the market price of your old Notes could decline.

If you do not exchange your old Notes for new Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old Notes as set forth in the offering memorandum distributed in connection with the private offering of the old Notes. In general, the old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old Notes, we do not intend to register resales of the old Notes under the Securities Act. The tender of old Notes under the exchange offer will reduce the principal amount of the old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old Notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the new Notes.

If you do not follow the procedures described in this prospectus, you will not receive any new Notes. If you want to tender your old Notes in exchange for new Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old Notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the new Notes.

In order to comply with the securities laws of certain jurisdictions, the new Notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new Notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements included throughout this prospectus relating to matters that are not historical fact are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. These forward-looking statements relate to matters such as our industry, business strategy, future operations, our plan to explore the formation and initial public offering of a master limited partnership for our midstream and logistics assets, our expectations for margins and crack spreads, the discount between West Texas Intermediate (“WTI”) crude oil and Dated Brent crude oil as well as the discount between WTI Cushing and WTI Midland crude oils, additions to pipeline capacity in the Permian Basin and at Cushing, Oklahoma, crude oil production in the Permian Basin as well as a project to gather and store crude oil in the Permian Basin, a crude unit expansion project in El Paso, volatility in pricing of Renewal Identification Numbers (“RINs”), taxes, capital expenditures, liquidity and capital resources, our evaluation of the bank and capital markets for opportunities to deliver additional value to our shareholders, our working capital requirements, our planned share repurchases, and other financial and operating information. Forward-looking statements also include those regarding the timing of completion of certain operational improvements we are making at our refineries, future operational and refinery efficiencies and cost savings, timing of future maintenance turnarounds, the amount or sufficiency of future cash flows and earnings growth, future expenditures, future contributions related to pension and postretirement obligations, our ability to manage our inventory price exposure through commodity hedging instruments, the impact on our business of existing and future state and federal regulatory requirements, environmental loss contingency accruals, projected remediation costs or requirements, and the expected outcomes of legal proceedings in which we are involved. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future,” and similar terms and phrases to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results, or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control that could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations, and cash flows.

Actual events, results, and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	changes in the underlying demand for our refined products;

•	changes in crack spreads;

•	changes in the spread between WTI crude oil and West Texas Sour crude oil also known as the sweet/sour spread;

•	changes in the spread between WTI crude oil and Dated Brent crude oil and between WTI Cushing crude oil and WTI Midland crude oil;

•	effects of, and exposure to risks related to, our commodity hedging strategies and transactions;

•	availability, costs, and price volatility of crude oil, other refinery feedstocks, and refined products;

•	availability and costs of renewable fuels for blending and RINs to meet Renewable Fuel Standards ("RFS") obligations;

•	construction of new, or expansion of existing product or crude pipelines, including in the Permian Basin and at Cushing, Oklahoma;

•	instability and volatility in the financial markets, including as a result of potential disruptions caused by economic uncertainties in Europe;

•	a potential economic recession in the United States and/or abroad;

•	adverse changes in the credit ratings assigned to our debt instruments;

•	actions of customers and competitors;

•	changes in fuel and utility costs incurred by our refineries;

•	the effect of weather-related problems on our operations;

•	disruptions due to equipment interruption, pipeline disruptions, or failure at our or third-party facilities;

•	execution of planned capital projects, cost overruns relating to those projects, and failure to realize the expected benefits from those projects;

•

effects of, and costs relating to, compliance with current and future local, state, and federal environmental, economic, climate change, safety, tax, and other laws, policies and regulations, and enforcement initiatives;

•

rulings, judgments, or settlements in litigation, tax, or other legal or regulatory matters, including unexpected environmental remediation costs in excess of any reserves accrued or insurance coverage;

•	the price, availability, and acceptance of alternative fuels and alternative fuel vehicles;

•	operating hazards, natural disasters, casualty losses, acts of terrorism including cyber-attacks, and other matters beyond our control; and

•	other factors discussed in more detail under Part I — Item 1A. Risk Factors in our annual report on Form 10-K that are incorporated herein by reference.

Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations, or cash flows and could influence whether any forward-looking statements ultimately prove to be accurate. You are urged to consider these factors carefully in evaluating any forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements.

Although we believe the forward-looking statements we make (or incorporated by reference) in this prospectus related to our plans, intentions, and expectations are reasonable, we can provide no assurance that such plans, intentions, or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. The forward-looking statements included or incorporated herein by reference are made only as of the date of this prospectus, and we are not required to update any information to reflect events or circumstances that may occur after the date of this prospectus, except as required by applicable law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new Notes. The new Notes will be exchanged for old Notes as described in this prospectus upon our receipt of old Notes. We will cancel all of the old Notes surrendered in exchange for the new Notes.

Our net proceeds from the sale of the old Notes were approximately $343.4 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds and cash on hand, to (i) repurchase the outstanding 11.25% Senior Secured Notes due 2017, or the 2017 Notes, validly tendered in a tender offer and consent solicitation for any and all of the 2017 Notes, (ii) pay the related fees and expenses, including applicable consent solicitation fees, tender premiums and accrued interest on the 2017 Notes, and (iii) redeem and discharge the outstanding 2017 Notes that remained outstanding after the completion of the tender offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
	(In thousands)
Income (loss) before income taxes	$131,830	$617,087	$202,528	$(43,126)	$(391,204)	$84,421
Add:
Interest expense and other financing costs	17,988	81,349	134,601	146,549	121,321	102,202
Amortization of loan fees	1,604	6,860	8,926	9,739	6,870	4,789
Amortization of capitalized interest	326	1,479	1,231	1,140	1,326	364
Interest component of rental expense	1,736	7,857	5,873	5,779	6,130	6,084

Earnings (loss) as adjusted	$153,484	$714,632	$353,159	$120,081	$(255,557)	$197,860

Fixed charges:
Interest expense and other financing costs	$17,988	$81,349	$134,601	$146,549	$121,321	$102,202
Amortization of loan fees	1,604	6,860	8,926	9,739	6,870	4,789
Capitalized interest	—	2,359	1,958	4,248	6,416	9,935
Interest component of rental expense	1,736	7,857	5,873	5,779	6,130	6,084

Fixed charges	$21,328	$98,425	$151,358	$166,315	$140,737	$123,010

Ratio of earnings to fixed charges	7.20	7.26	2.33	—	—	1.61

Coverage deficiency (1)	$—	$—	$—	$46,234	$396,294	$—

(1)	Absent non-cash charges for asset impairments of $352,340 that occurred during the year ended December 31, 2009, the coverage deficiency would have been $43,954.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2013. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the accompanying notes thereto, appearing elsewhere in our annual report on Form 10-K incorporated by reference in this prospectus, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and unaudited consolidated financial statements and the notes thereto contained in our quarterly report on Form 10-Q for the three months ended March 31, 2013.

March 31, 2013
(in thousands)
Cash and Cash Equivalents	$248,365

Total Debt:
Amended Revolving Credit Agreement (1)	$—
11.25% Senior Secured Notes due 2017 (2)	166,285
6.25% Senior Unsecured Notes due 2021	350,000
5.50% promissory note due 2015	469
5.75% Convertible Senior Notes due 2014 (3)	196,885

Total Debt	713,639
Total Shareholders’ Equity	918,539

Total Capitalization	$1,632,178

(1)	At March 31, 2013, we had $273.2 million of irrevocable letters of credit outstanding that were issued under our Existing Revolving Credit Agreement.
(2)

The 11.25% Senior Secured Notes due 2017 were recorded net of their unamortized discount that amounted to $9.9 million. On April 24, 2013, the 11.25% Senior Secured Notes due 2017 were fully redeemed and are no longer outstanding.

(3)	The 5.75% Convertible Senior Notes due 2014 were recorded net of their conversion feature that amounted to $18.6 million.

SELECTED FINANCIAL AND OTHER DATA

The following table sets forth our selected financial data as of the dates and for the periods indicated. The selected financial data for each of the years in the three year period ended December 31, 2012 and as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements incorporated herein by reference. The selected financial data for each of the years in the two year period ended December 31, 2009 and as of December 31, 2009 and 2008 have been derived from our audited consolidated financial statements not incorporated herein by reference. The selected financial data for the three months ended March 31, 2013 and 2012 and as of March 31, 2013 and 2012 have been derived from our unaudited consolidated financial statements incorporated herein by reference. Our historical results are not necessarily indicative of our future results and historical results for any interim period are not necessarily indicative of our results for the entire year.

The selected consolidated financial information presented below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 8. Financial Statements and Supplementary Data” and the consolidated financial statements and the notes thereto contained in our annual report on Form 10-K, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and unaudited consolidated financial statements and the notes thereto contained in our quarterly report on Form 10-Q for the three months ended March 31, 2013.

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Statement of Operations Data
Net sales	$2,186,217	$2,339,212	$9,503,134	$9,071,037	$7,965,053	$6,807,368	$10,725,581
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization) (1)	1,797,184	2,236,502	8,054,385	7,532,423	7,155,967	5,944,128	9,735,500
Direct operating expenses (exclusive of depreciation and amortization)	121,860	115,581	483,070	463,563	444,531	486,164	532,325
Selling, general, and administrative expenses	26,552	25,781	114,628	105,768	84,175	109,697	115,913
(Gain) loss and impairments on disposal of assets, net	—	(1,891)	(1,891)	447,166	13,038	52,788	—
Goodwill impairment loss	—	—	—	—	—	299,552	—
Maintenance turnaround expense	43,168	450	47,140	2,443	23,286	8,088	28,936
Depreciation and amortization	24,332	22,764	93,907	135,895	138,621	145,981	113,611

Total operating costs and expenses	2,013,096	2,399,187	8,791,239	8,687,258	7,859,618	7,046,398	10,526,285

Operating income (loss)	173,121	(59,975)	711,895	383,779	105,435	(239,030)	199,296

Other income (expense):
Interest income	151	193	696	510	441	248	1,830
Interest expense and other financing costs	(17,988)	(24,122)	(81,349)	(134,601)	(146,549)	(121,321)	(102,202)
Amortization of loan fees	(1,604)	(1,807)	(6,860)	(8,926)	(9,739)	(6,870)	(4,789)
Write-off of unamortized loan fees	—	—	—	—	—	(9,047)	(10,890)
Loss on extinguishment of debt	(22,047)	—	(7,654)	(34,336)	—	—	—
Other, net	197	1,562	359	(3,898)	7,286	(15,184)	1,176

Income (loss) before income taxes	131,830	(84,149)	617,087	202,528	(43,126)	(391,204)	84,421
Provision for income taxes	(48,111)	30,645	(218,202)	(69,861)	26,077	40,583	(20,224)

Net income (loss)	$83,719	$(53,504)	$398,885	$132,667	$(17,049)	$(350,621)	$64,197

Basic earnings (loss) per share	$0.96	$(0.60)	$4.42	$1.46	$(0.19)	$(4.43)	$0.94
Diluted earnings (loss) per share	0.81	(0.60)	3.71	1.34	(0.19)	(4.43)	0.94
Dividends declared per common share	$0.12	$0.08	$2.74	$—	$—	$—	$0.06
Weighted average basic shares outstanding	86,726	89,343	89,270	88,981	88,204	79,163	67,715
Weighted average dilutive shares outstanding	109,097	89,343	111,822	109,792	88,204	79,163	67,715

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Cash Flow Data
Net cash provided by (used in):
Operating activities	$(35,633)	$42,843	$916,353	$508,200	$134,456	$140,841	$285,575
Investing activities	(261,423)	45,114	18,506	(72,194)	(73,777)	(115,361)	(220,554)
Financing activities	91,454	(37,791)	(651,721)	(325,089)	(75,657)	(30,407)	(274,769)
Other Data
Adjusted EBITDA (2)	$242,692	$182,983	$1,083,669	$786,239	$287,770	$192,948	$399,667
Capital expenditures	65,625	22,238	202,157	83,809	78,095	115,854	222,288
Balance Sheet Data (at end of period)
Cash and cash equivalents	$248,365	$220,955	$453,967	$170,829	$59,912	$74,890	$79,817
Restricted cash	—	153,287	—	220,355	—	—	—
Working capital	594,069	577,060	559,213	544,981	272,750	311,254	314,521
Total assets	2,694,354	2,483,594	2,480,407	2,570,344	2,628,146	2,824,654	3,076,792
Total debt	713,639	777,009	499,863	803,990	1,069,531	1,116,664	1,340,500
Stockholders’ equity	918,539	764,439	909,070	819,828	675,593	688,452	811,489

(1)	The net effect of commodity hedging gains and losses included in cost of products sold for the periods presented was as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands)
Realized commodity hedging losses, net	$(28,819)	$(35,759)	$(144,448)	$(76,033)	$(9,770)	$(20,184)	$5,208
Unrealized commodity hedging gains (losses), net	(1,723)	(217,989)	(229,672)	183,286	337	(1,510)	6,187

Total realized and unrealized commodity hedging gains (losses), net	$(30,542)	$(253,748)	$(374,120)	$107,253	$(9,433)	$(21,694)	$11,395

(2)

Adjusted EBITDA represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense, and certain other non-cash income and expense items. However, Adjusted EBITDA is not a recognized measurement under United States generally accepted accounting principles (“GAAP”). Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes, the accounting effects of significant turnaround activities (that many of our competitors capitalize and thereby exclude from their measures of EBITDA), and certain non-cash charges that are items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for significant turnaround activities, capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA, as we calculate it, may differ from the Adjusted EBITDA calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands)
Net income (loss)	$83,719	$(53,504)	$398,885	$132,667	$(17,049)	$(350,621)	$64,197
Interest expense and other financing costs	17,988	24,122	81,349	134,601	146,549	121,321	102,202
Amortization of loan fees	1,604	1,807	6,860	8,926	9,739	6,870	4,789
Provision for income taxes	48,111	(30,645)	218,202	69,861	(26,077)	(40,583)	20,224
Depreciation and amortization	24,332	22,764	93,907	135,895	138,621	145,981	113,611
Maintenance turnaround expense	43,168	450	47,140	2,443	23,286	8,088	28,936
Loss and impairments on disposal of assets, net(a)	—	—	—	450,796	13,038	52,788	—
Goodwill impairment loss	—	—	—	—	—	299,552	—
Loss on extinguishment of debt	22,047	—	7,654	34,336	—	—	—
Write-off of unamortized loan fees	—	—	—	—	—	9,047	10,890
Net change in lower of cost or market inventory reserve	—	—	—	—	—	(61,005)	61,005
Unrealized loss (gain) on commodity hedging transactions, net(b)	1,723	217,989	229,672	(183,286)	(337)	1,510	(6,187)

Adjusted EBITDA	$242,692	$182,983	$1,083,669	$786,239	$287,770	$192,948	$399,667

(a)

The calculation of Adjusted EBITDA for the year ended December 31, 2011 includes the add-back of net gains and losses of $450.8 million incurred from the sale of the Yorktown refining and certain pipeline assets, and to a lesser extent the impairment of Bloomfield refining assets. We have adjusted this amount to exclude a $3.6 million gain related to the sale of platinum catalyst that was previously included in the net loss from other sales transactions. We consider the sale of catalysts to be a routine transaction occurring in the normal course of business and as such, should not be added back to net income (loss) in our calculation of Adjusted EBITDA.

(b)

Adjusted EBITDA has been adjusted for the impact of net non-cash unrealized gains and losses related to our commodity hedging transactions. We believe the inclusion of this component of net income provides a better representation of Adjusted EBITDA given the non-cash and potentially volatile nature of commodity hedging.

DESCRIPTION OF NOTES

The Company issued the 6.25% senior notes due 2021 (the “old Notes”) under an Indenture (the “Indenture”) among itself, the Initial Guarantors and U.S. Bank National Association, as trustee (the “Trustee”) and as registrar and paying agent (the “Registrar and Paying Agent”), in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the old Notes include those stated in the Indenture and those specifically made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes.

You can find the definitions of certain terms used in this description below under the caption “—Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Western Refining Inc. and not to any of its subsidiaries.

In exchange for the old Notes, we will issue the new Notes under the Indenture for public resale pursuant to this prospectus.

All references to Notes below refer to the old Notes and the new Notes unless the context otherwise requires.

Brief Description of the Notes

The Notes are:

•	general unsecured obligations of the Company;

•	senior in right of payment to all of the Company’s future Indebtedness that is subordinated in right of payment to the Notes;

•	equal in right of payment to all existing and future Indebtedness of the Company that is not subordinated in right of payment to the Notes;

•	effectively subordinated to any secured debt to the extent of the value of the collateral for such debt;

•	structurally subordinated to the Indebtedness and other liabilities of Subsidiaries of the Company that do not guarantee the Notes; and

•	fully and unconditionally guaranteed by the Guarantors.

As of March 31, 2013, the Company and the Initial Guarantors had $547.1 million of unsubordinated Indebtedness (including $350.0 million of the Notes offered for exchange hereby) outstanding, none of which was secured Indebtedness. For the year ended December 31, 2012, the Company and the Initial Guarantors generated substantially all of our consolidated revenues and earnings and, as of December 31, 2012, held substantially all of our consolidated assets and liabilities.

As of the Issue Date and as of the date of issuance of the new Notes, all of our Subsidiaries were Guarantors (other than certain immaterial subsidiaries) and Restricted Subsidiaries. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiary will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes. In addition, the Note Guarantees may be released in certain circumstances. See “—Certain Covenants— Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of the Company’s non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Principal, Maturity and Interest

The Company offered $350.0 million aggregate principal amount of the Notes. The Notes will mature on April 1, 2021. Interest on the Notes accrues at 6.25% per annum from March 25, 2013. The Company will pay interest on the Notes semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2013, to holders of record on the immediately preceding March 15 and September 15. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Notes

The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $350.0 million of Notes were originally issued. The Company may issue additional Notes (the “Additional Notes”) from time to time, without consent of the existing holders, having the same terms and conditions as the Notes, except for the issue date, the initial interest accrued date and the issue price, provided that if the Additional Notes are not fungible for U.S. federal income tax purposes, such Additional Notes will have a differing CUSIP. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness.” The Notes and any Additional Notes subsequently issued under the Indenture will vote together as a single class for purposes of the Indenture. The Company issued the old Notes and will issue the new Notes in denominations of $2,000 and integral multiples of $1,000.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within The City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer Notes in accordance with the Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

The Notes are guaranteed, jointly and severally by all of the Company’s Wholly-Owned Domestic Subsidiaries (100% owned) existing on the Issue Date that have guaranteed the Company’s Revolving Credit Agreement and by all of the Company’s future Wholly-Owned Domestic Subsidiaries that guarantee any Indebtedness of the Company or a Guarantor under (a) the Revolving Credit Agreement, or (b) any other Credit Facilities, or any capital markets debt, in the case of clause (b), in a principal amount of at least $150.0 million.

Each Note Guarantee is:

•	a general unsecured obligation of that Guarantor;

•	senior in right of payment to all of the future Indebtedness of that Guarantor that is subordinated in right of payment to its Note Guarantee;

•	equal in right of payment to all existing and future Indebtedness of that Guarantor that is not subordinated in right of payment to its Guarantee; and

•	effectively subordinated to any secured debt of that Guarantor to the extent of the value of the collateral securing such debt.

The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—Fraudulent transfer statutes may limit your rights as a holder of the Notes.”

Note Guarantees may be released in certain circumstances. See “—Certain Covenants— Guarantees.”

Optional Redemption

At any time prior to April 1, 2016, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 106.250% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date (subject to the right of the Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Affiliates); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time prior to April 1, 2017, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption. The Indenture will provide that with respect to any such redemption the Company will notify the Trustee of the Applicable Premium with respect to the Notes and that the Trustee will not be responsible for the calculation thereof.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to April 1, 2017.

On or after April 1, 2017, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date (subject to the right of the Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2017	103.125%
2018	101.563%
2019 and thereafter	100.000%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to any series of the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Revolving Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other similar agreements to which the Company becomes a party may contain similar provisions or restrict our ability to repurchase Notes at such time. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, Holders of the Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors.

Asset Sales

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Subsidiary of the Company) that are assumed by the transferee of any such assets pursuant to a written customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability therefor;

(b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the date of such Asset Sale (to the extent of the cash received in that conversion); and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $100 million and 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale under this paragraph (a), the Company or the applicable Restricted Subsidiary may apply such Net Proceeds at its option:

(1) to repay (x) any Indebtedness secured by a Permitted Lien (including the Credit Facilities), (y) any Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto) or (z) any Pari Passu Indebtedness, in each case other than Indebtedness owed to the Company or a Subsidiary of the Company; provided, however, that if the Company or any Guarantor shall so reduce any Pari Passu Indebtedness pursuant to clause (z), the Company will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of the Notes and, if the Company is required to do so or otherwise elects, the other Pari Passu Indebtedness to purchase, on a pro rata basis, at a purchase price equal to 100% of the principal amount thereof, or, in respect of such other Pari Passu Indebtedness, the price set forth in the documentation governing such other Pari Passu Indebtedness, plus accrued and unpaid interest thereon and such offer shall be conducted pursuant to the terms and subject to the conditions set forth in the Indenture and the documents governing the other Pari Passu Indebtedness;

(2) to make capital expenditures or purchase Replacement Assets (or enter into a binding agreement to make such expenditures or purchase such Replacement Assets; provided that (x) such expenditure or purchase is consummated within 180 days after the end of such 365 day period and (y) if such expenditure or purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)); or

(3) any combination of the foregoing.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

On the 366th day after an Asset Sale or such earlier date, if any, as the Company determines not to apply the Net Proceeds relating to such Asset Sale as set forth in the preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all holders of the Notes, and, if the Company is so required or elects, other Pari Passu Indebtedness to purchase the maximum principal amount of Notes, and other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes, or, in respect of such other Pari Passu Indebtedness, the price set forth in the documentation governing such other Pari Passu Indebtedness, plus accrued and unpaid interest thereon, and such offer shall be conducted pursuant to the terms and subject to the conditions set forth in the Indenture and the documents governing the other Pari Passu Indebtedness.

The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $100.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $100.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, such Excess Proceeds may be used for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes, and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then the Notes, and the other Pari Passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the Notes, and the other Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

If an Asset Sale Offer is required to be made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Asset Sale Offer. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under other of the Company’s agreements.

Limitation of Applicability of Certain Covenants if Notes Rated Investment Grade

The obligation of the Company and its Restricted Subsidiaries to comply with the provisions of the indenture described below under the caption “Repurchase at the Option of the Holders— Asset Sales” and “Certain Covenants” (except for the covenant described under “Liens” and “Merger, Consolidation or Sale of Assets (other than clause (3) of the first paragraph) will be suspended (such suspended covenants, the “Suspended Covenants”) and cease to have any further effect from and after the first date when the Notes are rated Investment Grade; provided, that if the Notes cease to have an Investment Grade Rating, then, from and after such time, the obligation of the Company and its Restricted Subsidiaries to comply with the Suspended Covenants shall be reinstated.

Notwithstanding the foregoing, no Subsidiaries may be designated as Unrestricted Subsidiaries while the Suspended Covenants are so suspended.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the indenture upon reinstatement; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made on or after the Issue Date will be calculated as though the “Restricted Payments” covenant had been in effect during the entire period after such date; and (2) all Indebtedness, Incurred, during the suspension period will be deemed to have been Incurred as Existing Indebtedness and (3) promptly, and in any event within 10 business days of such reinstatement, any Restricted Subsidiary that would have been required prior to such reinstatement to become a Guarantor (but for the suspension of such covenant) will execute such supplemental indenture required by such covenant.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Certain Covenants

Restricted Payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiary or (y) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantees, except (a) a payment of interest or principal at the Stated Maturity thereof, (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or (c) any Indebtedness incurred pursuant to clause (6) under Permitted Debt; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Existing Notes Issue Date (excluding Restricted Payments permitted by clauses (2) to (6) and (8) to (13) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Existing Note Issue Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds (or the aggregate fair market value of any property or assets (such fair market value as determined in good faith reasonable judgment of the Company)) received by the Company since the Existing Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness of the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Existing Notes Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from dividends, distributions, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Existing Notes Issue Date (amounts in clauses (b) and (c) being referred to as the “Incremental Funds”).

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (7) and (11) below, no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of any class of its Capital Stock on a pro rata basis among holders of such class (it being understood that common units of an MLP that are subordinated to other units shall not constitute part of the same class as such other units);

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph (A);

(4) the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Notes or the Note Guarantees with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3) (b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $7.5 million (with unused amounts carried over to subsequent years);

(8) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of the Company; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of the Company);

(9) until the MLP Date, other Restricted Payments in an aggregate amount not to exceed $250.0 million;

(10) the repurchase of any subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a change of control or Asset Sale pursuant to a provision no more favorable to the holders thereof than those described under “Repurchase at the Option of Holders”, provided that, in each case, prior to the repurchase the Company has made an offer to purchase and repurchased all Notes that were validly tendered for payment in connection with the offer to purchase;

(11) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of Indebtedness” and payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due in accordance with its terms;

(12) until the MLP Date, (a) the declaration and payment of dividends or other distributions to holders of any Equity Interests of the Company in an aggregate amount not to exceed $100.0 million per annum and (b) the purchase, redemption or other acquisition or retirement for value any Equity Interests of the Company in an aggregate amount not to exceed $200.0 million; and

(13) until the MLP Date, Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Leverage Ratio would not exceed 1.00 to 1.00.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

(c) If the Board of Directors of the Company so elects at any time following the MLP Date, clause (2) of the first paragraph of this covenant will be replaced with the following “the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such time of at least 1.75:1, and”; and clause 3(a) of the first paragraph of this covenant will be replaced with the following: “(a) Available Cash with respect to the Company’s most recently completed quarter; plus without duplication of amounts under clauses 3(b) and 3(c) of the first paragraph of this covenant, an amount equal to the amount available pursuant to the first paragraph of this covenant at the beginning of the fiscal quarter during which the MLP Date occurred, plus”.

In addition following any such election, if the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, not have a Fixed Charge Coverage Ratio of at least 1.75:1; such Restricted Payment may still be permitted if such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the MLP Date pursuant to this paragraph (excluding Restricted Payments made pursuant to the provisions set forth in clause (b) of this covenant), is less than the sum, without duplication, of (1) $200.0 million plus (2) Incremental Funds (to the extent not previously expended pursuant to this paragraph or the first paragraph of this covenant).

As of Issue Date, the Company would have been able to make Restricted Payments pursuant to clause 3(a) of the first paragraph of approximately $285.0 million.

“Available Cash” means with respect to any period on or subsequent to the MLP Date:

(1) the sum of (i) all cash and Cash Equivalents of the Company and its Subsidiaries on hand at the end of the most recently completed fiscal quarter, and (ii) if the Company so determines, all or any portion of any additional cash and Cash Equivalents of the Company and its Subsidiaries on hand on the date the Company makes such Restricted Payment (including any borrowings made subsequent to the end of such fiscal quarter), less

(2) the amount of any cash reserves established by the Company to (i) provide for the proper conduct of the business of the Company and of its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such fiscal quarter-end, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject or (iii) provide funds for Restricted Payments in respect of future periods.

“MLP” means a limited partnership or limited liability company that will be treated as a partnership for U.S. tax purposes, equity interests of which are or are expected to be publicly traded.

“MLP Date” means the date on which the Company (or any successor obligor) becomes an MLP.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company or any Guarantor of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by the Company and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed the greater of (i) $1,400 million and (ii) the Borrowing Base;

(2) the Incurrence of Existing Indebtedness;

(3) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (and any Exchange Notes in respect thereof) and the related Note Guarantees to be issued on the Issue Date;

(4) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (5) to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (x) $200.0 million and (y) 5.0% of Total Assets at any time outstanding;

(5) the Incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (15) of this paragraph;

(6) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the obligee is not the Company or any Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant;

(8) the Incurrence by the Company or any of its Restricted Subsidiaries of (i) Hedging Obligations consisting of transactions for the purchase, sale or exchange of Hydrocarbons of the types used or produced by the Company and its Restricted Subsidiaries; and (ii) any other Hedging Obligations provided that in the case of clause (ii) such obligations are (or were) entered into for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Company and its Restricted Subsidiaries, or changes in the value of securities issued by the Company and its Restricted Subsidiaries, and not for purposes of speculation;

(9) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(10) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting letters of credit issued in the ordinary course of business or reimbursement obligations in respect thereof; provided that, upon the drawing upon such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(12) the Incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(13) the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (13), not to exceed $250.0 million.

(14) the Incurrence by any Foreign Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of 5.0% of Total Assets of the Foreign Subsidiaries;

(15) Indebtedness incurred in connection with an acquisition, provided that on a pro forma basis, after giving effect to the Incurrence thereof, (x) the Company could Incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio pursuant to the first paragraph above or (y) the Fixed Charge Coverage Ratio is higher than immediately prior to such transaction;

(16) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Credit Facilities in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17) any Guarantee (including by virtue of acting as a co-obligor in respect of Indebtedness) or pledge of Equity Interests in respect of Indebtedness of a joint venture or Unrestricted Subsidiary in an aggregate principal amount at any time outstanding under this clause (17) not to exceed the greater of $200.0 million and 5.0% of Total Assets of the Company (measured at the time of Incurrence);

(18) Indebtedness incurred to finance participation in contango market opportunities with respect to Hydrocarbons not to exceed an aggregate principal amount of $100.0 million at any time outstanding; and

(19) Indebtedness (a) in connection with a sale-leaseback transaction involving a catalyst necessary or useful in the operation of refinery assets of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million and (b) incurred in the ordinary course of business to finance the payment of insurance premiums in an aggregate principal amount at any time outstanding not to exceed $15.0 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (19) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent. The Company will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired securing Indebtedness unless the Notes (or the Note Guarantee) are equally and ratably secured with such Indebtedness for so long as it is secured. Any Lien created for the benefit of the holders of the Notes pursuant to this paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes or the Note Guarantees.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Revolving Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date;

(2) set forth in the Indenture, the Notes and the Note Guarantees;

(3) existing under, by reason of or with respect to applicable law;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof;

(5) set forth in any document governing any secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be incurred pursuant to the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness” and “—Liens”;

(6) in the case of clause (3) of the first paragraph of this covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(7) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(8) existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(9) existing under joint venture or similar agreements or any Indebtedness permitted to be incurred under the Indenture and which the Board of Directors of the Company determines in good faith will not materially adversely affect the Company’s ability to make payments of principal or interest payments on the Notes;

(10) consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(11) existing under the Ground Lease between DuPont and a Subsidiary of the Company as in effect on the Issue Date; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) in the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this paragraph, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive than those prior to such amendment, modification, restatement, renewal, extension, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition will have been made will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness” or (b) the Fixed Charge Coverage Ratio immediately after such transaction would be higher than prior to such transaction;

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have by amendment to its Note Guarantee confirmed that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the successor formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” will refer instead to the successor corporation and not to the Company), and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture and the predecessor will be released from all obligations.

In addition, the Company and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Clauses (2), (3) and (4) above of this covenant will not apply (i) to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or (ii) if, in the good faith determination of the Board of Directors, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.

The foregoing shall not apply to (i) any transfer of assets by the Company to any Guarantor, (ii) any transfer of assets among Guarantors or (iii) any transfer of assets by a Restricted Subsidiary that is not a Guarantor to (x) another Restricted Subsidiary that is not a Guarantor or (y) the Company or any Guarantor.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless, in the case of any transaction involving payments or aggregate consideration in excess of $10.0 million:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Company;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and any Permitted Investment

(4) any sale of Equity Interests (other than Disqualified Stock) of the Company;

(5) transactions pursuant to agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the disinterested members of the Board of Directors of the Company.

(7) any transaction in which the Company or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view;

(8) the entering into of a customary agreement providing registration rights to the shareholders of the Company and the performance of such agreements;

(9) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business, or (B) transactions with joint ventures or Unrestricted Subsidiaries, (i) entered into in the ordinary course of business and consistent with past practice or industry norms, (ii) entered into on customary terms (as determined by the Company in good faith, including that such transaction is customary in respect of Persons and their joint ventures or Unrestricted Subsidiaries), or (iii) is fair to the Company and its Restricted Subsidiaries from a financial point of view (as determined by the Company in good faith).

(10) sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing; or

(11) any transaction with any Person who is an Affiliate of the Company solely because a director of such Person is also a director of the Company or any direct or indirect parent company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary, but excluding any Investment that was a Restricted Payment or Permitted Investment (other than pursuant to clauses (1) or (3) of the definition thereof) when made) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments,” including as a Permitted Investment;

(2) such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof; and

(3) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or would be permitted under “Transactions with Affiliates”; and

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests, except as would be permitted under “—Restricted Payments”; and

(4) No Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses

(a) or (b) of clause (3) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Company will be in default under the Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness;”

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “—Restricted Payments”, including as Permitted Investments;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Liens;” and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

If any Wholly-Owned Domestic Subsidiary that is not a Guarantor guarantees any Indebtedness of the Company or a Guarantor under (a) the Revolving Credit Agreement, or (b) any other Credit Facilities, or any capital markets debt, in the case of clause (b) in a principal amount of at least $150 million on or after the Issue Date, then that Domestic Subsidiary must promptly become a Guarantor by executing a supplemental indenture, provided that:

(i) if the Notes or such Guarantor’s Note Guarantee are subordinated in right of payment to such Indebtedness, the Note Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(ii) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture and agreements reasonably satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders— Asset Sales.”

The Note Guarantee of a Guarantor will be released:

(1) if the Guarantor ceases to be a Restricted Subsidiary in a transaction permitted under the Indenture, including through the disposition of Capital Stock of such Guarantor;

(2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) upon discharge of the Indenture or legal or covenant defeasance; or

(4) upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement, provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act, or non-U.S. persons, within the meaning given to such term in Regulation S under the Securities Act, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

Whether or not required by the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For the avoidance of doubt, the Company will only be required to provide any information in such filings pursuant to Rule 3-10 of Regulation S-X if required by the Commission.

Notwithstanding the foregoing, to the extent that the Company files the information and reports referred to in this covenant with the Commission, and such information is publicly available on the internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Trustee, beneficial owners and prospective investors of the Notes.

No failure to comply with this covenant will be deemed a Default until a period of 120 days has elapsed from such failure, and any failure to comply with this covenant shall be automatically cured when the Company files all required reports with the Commission.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on or with respect to the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, will deny or disaffirm its obligations under its Note Guarantee; or

(8) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default(s).

Holders of the Notes may not enforce the Indenture or the Notes, except as provided in such documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, the principal of or premium, if any, on the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

The holders of a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes of such series on the specified redemption date; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder of Notes affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “Repurchase at the Option of Holders—Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes or any Note Guarantee; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “—Certain Covenants—Guarantees;”

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional Notes in accordance with the Indenture;

(9) to conform the text of the Indenture, Note Guarantees or the Notes to any provision of this “Description of Notes”; or

(10) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The Indenture, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The new Notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold Notes for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of designated Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Notes” shall have the meaning set forth under “—Principal, Maturity and Interest.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Affiliate Transaction” shall have the meaning set forth under “—Certain Covenants— Transaction with Affiliates.”

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at April 1, 2017 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments due on such Note through April 1, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets outside the ordinary course of business, other than a transaction governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants— Merger, Consolidation or Sale of Assets;” and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets or Equity Interests between or among the Company and/or its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets held for sale;

(5) the sale or other disposition of cash and Cash Equivalents or the unwinding of any Hedging Obligations;

(6) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” and any Permitted Investment;

(8) any sale or disposition of any property or equipment that has become damaged, worn out or obsolete or is no longer used or useful in the business (including without limitation, the Bloomfield refining facility) and any sale or disposition of other property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(9) the creation of a Lien not prohibited by the Indenture and the disposition of any assets or rights resulting from the enforcement thereof;

(10) any transfer of property in connection with a sale and leaseback transaction;

(11) any issuance of Disqualified Stock or Preferred Stock pursuant to “—Certain Covenants—Incurrence of Indebtedness;”

(12) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(13) sales of accounts receivable, or participations therein, and any related assets, in connection with any Permitted Receivables Financing;

(14) dispositions of Hydrocarbons in connection with any Structured Hydrocarbon Supply Arrangement; and

(15) dispositions of Equity Interests in any Unrestricted Subsidiary.

“Asset Sale Offer” shall have the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership or, if the partnership has more than one general partner, the managing general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Borrowing Base” means, as of any date, the sum of (1) 85% of the book value of inventories of the Company and its Restricted Subsidiaries as of the end of the most recent month preceding such date, (2) 90% of the book value of the accounts receivable (net of reserve for doubtful accounts) of the Company and its Restricted Subsidiaries as of the end of the most recent month preceding such date and (3) 100% of the amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of the end of the most recent month preceding such date, in each case calculated on a consolidated basis in accordance with GAAP and on a pro forma basis for any subsequent acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations.

“Business Day” means any day other than a Legal Holiday.

“Calculation Date” shall have the meaning set forth in the definition of Fixed Charge Coverage Ratio.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3) certificates of deposit, demand deposits and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender under a Credit Facility or any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than six months from the date of acquisition thereof;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than six months from the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) in the case of any Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

“Cash Management Obligation” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company or any Restricted Subsidiary and any lender under a Credit Facility or Affiliate thereof.

“Certificated Notes” shall have the meaning set forth under “—Exchange of Global Notes for Certificated Notes.”

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder or a holding company created to hold the Company; provided that holders of the Voting Stock of the Company prior to such creation continue to hold at least a majority of the Voting Stock of such holding company;

(2) the adoption or approval by the Board of Directors of the Company or shareholders of the Company of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company (other than a Permitted Holder or a holding company created to hold the Company; provided that holders of the Voting Stock of the Company prior to such creation continue to hold at least a majority of the Voting Stock of such holding company);

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), (other than a Permitted Holder or a holding company created to hold the Company; provided that holders of the Voting Stock of the Company prior to such creation continue to hold at least a majority of the Voting Stock of such holding company), becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Change of Control Offer” shall have the meaning set forth under “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment” shall have the meaning set forth under “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment Date” shall have the meaning set forth under “—Repurchase at the Option of Holders—Change of Control.”

“Clearstream” means Clearstream Banking, S.A.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income (including any items excluded from the definition of “Fixed Charges” pursuant to the proviso in clause (i) thereof); plus

(3) (a) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; (b) any maintenance turnaround expense and (c) any “lower of cost or market” writedowns of inventory; plus

(4) without duplication, any expenses or charges related to any issuance of Equity Interests, acquisition or disposition of division or line of business, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the Indenture (whether or not successful); minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof and any net loss of such Person shall be excluded;

(2) for purposes of “—Certain Covenants—Restricted Payments” only, the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) any non-cash unrealized gains or losses resulting from mark-to-market accounting relating to Hedging Obligations or other derivative instruments will be excluded.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and obligations evidenced by bonds, notes or debentures (other than letters of credit or similar instruments) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and the Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Covenant Defeasance” shall have the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables and including Permitted Receivables Financing), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by an officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“DTC” shall have the meaning set forth under “—Book-Entry, Delivery and Form.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private placement of Capital Stock (other than Disqualified Stock) of the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) to any Person other than any Subsidiary thereof.

“Euroclear” shall have the meaning set forth under “—Book-Entry, Delivery and Form.”

“Excess Proceeds” shall have the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Excess Proceeds Trigger Date” shall have the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Agreement or under the Notes and the related Note Guarantees) in existence on the Issue Date.

“Existing Notes Issue Date” means June 12, 2009, the date of original issuance of the Company’s 11.250% Senior Secured Notes due 2017.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination, unless otherwise specified below, will be conclusive if evidenced by a Board Resolution. Notwithstanding the foregoing, the Board of Directors’ determination of Fair Market Value must be evidenced by a Board Resolution attached to an Officers’ Certificate delivered to the Trustee if the Fair Market Value exceeds $50.0 million.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations hedging interest rate risk, provided that Fixed Charges shall exclude (i) amortization or the write-off of any deferred financing costs and the amortization of any discount resulting from any issuance of convertible debt securities and (ii) additional interest in respect of the Notes, debt issuance costs and premiums or losses incurred in connection with the extinguishment of Indebtedness, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark-to-market valuation of Hedging Obligations or other derivatives under GAAP; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all dividends or distributions paid in cash on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends payable to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in good faith by the chief financial officer (including adjustments permitted under Regulation S-X and other cost savings that the Company expects in good faith to achieve within the next twelve months in connection therewith), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Foreign Subsidiary” means any Restricted Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Notes” shall have the meaning set forth under “—Book-Entry, Delivery and Form.”

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Grantors” means the Company and the Guarantors.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof or acting as co-obligor in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) the Initial Guarantors; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, and all other minerals.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) Representing Hedging Obligations;

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8) in the case of a Subsidiary of such Person that is not a Guarantor, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

(3) in case of any Hedging Obligations, the net amount payable upon termination.

Notwithstanding the foregoing, Indebtedness will not include (i) any obligations under the Ground Lease between DuPont and a Subsidiary of the Company and the Sulfuric Acid Regeneration and Sulfur Gas Processing Agreement between E.I. DuPont de Nemours and Company and Western Refining Company, L.P. executed in connection therewith, (ii) the pledge by the Company or any Restricted Subsidiary of the Equity Interests of an Unrestricted Subsidiary or joint venture to secure Non-Recourse Debt of that Unrestricted Subsidiary or joint venture, (iii) Cash Management Obligations, or (iv) any Indebtedness constituting a Guarantee of any obligations of another Person to the extent such Indebtedness is secured by a perfected lien on cash, Cash Equivalents or other governmental obligations pledged by such other Person.

“Indenture” shall have the meaning set forth under the first paragraph of this description of Notes.

“Indirect Participants” shall have the meaning set forth under “—Depository Procedures.”

“Initial Guarantors” means all of the Wholly-Owned Domestic Subsidiaries of the Company that will execute Note Guarantees on the Issue Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P, or if either Moody’s or S&P or both shall not make a rating on the Notes publicly available, an equivalent rating from a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody’s or S&P or both.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“joint venture” means any Person, a portion of the Equity Interests of which are owned, directly or indirectly, by the Company or any Restricted Subsidiary and a portion of the Equity Interests of which are owned by others.

“Legal Defeasance” shall have the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Consolidated Total Indebtedness less the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date to (ii) Consolidated Cash Flow for such Person for the four fiscal quarters ended immediately prior to such date for which internal financial statements are available, with pro forma adjustments as set forth under the definition of “Fixed Charge Coverage Ratio.”

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, but shall not include any operating lease or operating sale lease-back.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary, unusual or non-recurring gain or loss, together with any related provision for taxes on such extraordinary or non-recurring gain or loss;

(3) any restructuring charges; and

(4) any asset impairment charges, including any “lower-of-cash-or-market value” inventory write-down and any amortization of intangibles as a result of the application of purchase accounting, and any non-cash compensation expense.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Non-Recourse Debt” means Indebtedness, with respect to which the lenders will not have any recourse to the assets (other than (a) the Equity Interests of an Unrestricted Subsidiary or joint venture pledged by the Company or any Restricted Subsidiary to secure debt of that Unrestricted Subsidiary or joint venture or (b) against any Restricted Subsidiary of the Company that has no assets other than its ownership of such Equity Interests) of the Company or any of its Restricted Subsidiaries.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness” above, in the event that any Non-Recourse Debt ceases to be Non-Recourse Debt, such event will be deemed to constitute an incurrence of Indebtedness by the applicable Restricted Subsidiary or the Company.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

“Notes Obligations” means Obligations under the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

“Pari Passu Indebtedness” means: (1) with respect to the Company, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (2) with respect to any Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Note Guarantee.

“Participants” shall have the meaning set forth under “—Depository Procedures.”

“Payment Default” shall have the meaning set forth under “—Events of Default and Remedies.”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means any business conducted or proposed to be conducted (as described in the offering memorandum for the old Notes) by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

“Permitted Holder” means each of Paul L. Foster, Jeff A. Stevens, Scott D. Weaver and Ralph A. Schmidt and their respective immediate family members (as defined by the National Association of Security Dealers Automatic Quotation system listing requirements) or the spouses and former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing; (2) Franklin Mountain Investments Limited Partnership; and (3) any Affiliate of the foregoing.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or Permitted Asset Swap that was made pursuant to and in compliance with, or in connection with a disposition of assets exempt from, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) Hedging Obligations that are otherwise permitted under the indenture;

(6) stock, obligations or securities received in satisfaction of claims or judgments, in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person;

(7) stock, obligations or securities received in satisfaction of judgments;

(8) Investments made in exchange for Equity Interests (other than Disqualified Stock) of the Company;

(9) advances or other loans to customers or suppliers in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business;

(10) commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(11) other Investments in any Person in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made in reliance on this clause that are at the time outstanding, not to exceed the greater of (i) $100.0 million and (ii) 2.5% of Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause); provided, however, that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary;

(12) Investments in Unrestricted Subsidiaries and joint ventures (a) in an aggregate amount, taken together with all other Investments made in reliance on this clause that are at the time outstanding, not to exceed the greater of $50.0 million and (ii) 1.25% of Total Assets, at the time of Investment (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause); provided, however, that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary or (b) constituting a pledge of Equity Interests in such joint venture or Unrestricted Subsidiary to secure any Indebtedness of such joint venture or Unrestricted Subsidiary;

(13) Investments arising as a result of any Permitted Receivables Financing;

(14) any Guarantee permitted to be incurred under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness”; and

(15) any transaction to the extent constituting an Investment that is permitted by and made in accordance with the second paragraph of the covenant described under the caption “Certain Covenants—Transactions with Affiliates” (except for transactions permitted solely pursuant to clauses (3), (7), or 11 thereof).

“Permitted Liens” means:

(1) Liens on the assets of the Company and any Restricted Subsidiary securing (a) Indebtedness Incurred under clause (1) of the second paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness” and securing any other Obligations owed to the lenders under such Indebtedness and Hedging Obligations and cash management obligations to Persons that are (or were at the time of entry into the arrangement) lenders or Affiliates of lenders under such Indebtedness and (b) any other Indebtedness permitted to be incurred under the Indenture; provided that in the case of this clause (b), on a pro forma basis after giving effect thereto, the Secured Leverage Ratio would be no greater than 1.25:1;

(2) Liens in favor of the Company or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate);

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate);

(5) Liens securing Indebtedness in a principal amount not to exceed $200.0 million plus 30% of the aggregate book value (before depreciation) of property plant and equipment acquired by the Company and its Restricted Subsidiaries after the Issue Date at any one time outstanding (measured at the time of incurrence) and securing Obligations in respect thereof;

(6) Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness Incurred under clauses, (11), (13), (18) or 19(b) of the second paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness” and Obligations in respect thereof (and Liens securing Guarantees of any such Indebtedness);

(7) Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the covenant described under the caption “Certain Covenants— Incurrence of Indebtedness);

(8) Liens securing Permitted Refinancing Indebtedness secured by Liens referred to in clauses (1)(b), (3), (4), (7) or (10); provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate);

(9) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(10) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness” and Obligations in respect thereof and Liens to secure any other Indebtedness permitted to be incurred under such covenant which Indebtedness is incurred to finance the acquisition, construction or improvement of any asset; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 365 days of such acquisition, construction or improvement;

(11) Liens (a) securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that are permitted to be Incurred under the Indenture, or (b) securing letters of credit that support such Hedging Obligations;

(12) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(13) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, letters of credit (or reimbursement obligations in respect thereof) or other similar obligations arising in the ordinary course of business;

(14) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(15) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(18) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale Leaseback Transaction);

(19) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(20) Mechanics’, workmen’s, materialmen’s, operator’s or similar Liens arising in the ordinary course of business for sums not yet delinquent, which are not overdue for a period of more than 30 days or being contested in good faith by appropriate action;

(21) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action;

(22) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(23) Liens on pipeline or pipeline facilities which arise out of operation of law;

(24) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases, and Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in any Permitted Business;

(25) Liens arising from precautionary UCC financing statements regarding operating leases or consignments and “protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, including liens granted by the Company or a Restricted Subsidiary to the counterparty in a Structured Hydrocarbon Supply Arrangement, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are subject of such transaction;

(26) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(27) Liens incurred in the ordinary course of business not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

(28) Liens on the assets of any non-Guarantor Restricted Subsidiary securing Indebtedness or other obligations of such subsidiaries that were permitted by the terms of the Indenture to be incurred;

(29) Liens arising under any Permitted Receivables Financing;

(30) the interests of E.I. DuPont de Nemours and Company (“DuPont”) under the Ground Lease between DuPont (executed by DuPont on June 29, 2005) and Western Refining Company, L.P. (executed by Western Refining Company, L.P. on June 27, 2005);

(31) Liens on the Equity Interests of Unrestricted Subsidiaries or joint ventures; and

(32) Liens on metals and the right to receive metals arising out of a sale-leaseback of a catalyst necessary or useful for the operation of refinery assets of the Company and its Restricted Subsidiaries, securing obligations of the Company or a Restricted Subsidiary in respect of such saleleaseback transaction, provided that such Liens do not encumber any assets other than the catalyst and the related metals and proceeds of the foregoing.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation; provided that common units of an MLP shall not constitute Preferred Stock due to the existence of subordinated units.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business including Equity Interests of any Person that (a) is (or is expected to become) an MLP or (b) is or will become a Restricted Subsidiary of the Company and, in each case, is engaged, directly or indirectly, in a Permitted Business.

“Replacement Assets” means (1) assets that will be used or useful in a Permitted Business or (2) Equity Interests of any Person engaged, directly or indirectly, in a Permitted Business that (a) is (or is expected to become) an MLP or (b) is or will become a Restricted Subsidiary of the Company.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth under “—Certain Covenants— Restricted Payments.”

“Restricted Period” shall have the meaning set forth under “—Book-Entry, Delivery and Form.”

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of September 22, 2011, by and among the Company, as borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer and the other lenders named therein providing for up to $1,000 million in revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Secured Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries (but only to the extent secured by Liens on any assets of the Company or any Guarantor as of such date to (ii) Consolidated Cash Flow for such Person for the four fiscal quarters ended immediately prior to such date for which internal financial statements are available, with pro forma adjustments as set forth under the definition of “Fixed Charge Coverage Ratio.”

“Securitization Subsidiary” means a Subsidiary of the Company

(1) that is designated a “Securitization Subsidiary” by the Board of Directors,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Company or any Restricted Subsidiary of the Company,

(B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, or

(C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(4) with respect to which neither the Company nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Rule 1-02(w)(1) or (2) of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Structured Hydrocarbon Supply Arrangement” means a transaction or series of transactions entered into by the Company or a Restricted Subsidiary in the ordinary course of business pursuant to which one or more third parties supplies, or agrees to supply, to the Company and its Restricted Subsidiaries Hydrocarbons of a type that, at the time of such supply, are used or produced in the ordinary course of business of the Company and its Restricted Subsidiaries, including, without limitation, such transactions that include sales by the Company and its Restricted Subsidiaries of similar Hydrocarbons to such third parties and later purchases (or options to purchase) by the Company or such Restricted Subsidiaries of similar Hydrocarbons from such third parties and/or their affiliates and such transactions that include the provision by the Company or its Restricted Subsidiaries to such third parties of related storage and other related services or the leasing by the Company and its Restricted Subsidiaries of related storage facilities.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes; and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Assets” means (i) in the case of the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company provided to the Trustee pursuant to “Certain Covenants—Reports” and (ii) in the case of any Person or Persons, the total combined or consolidated assets of such Person or Persons, as of the end of the most recent fiscal quarter, (in each case determined on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to April 1, 2017; provided, however, that if the then remaining term of the Notes to April 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to April 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” shall have the meaning set forth under the first paragraph of this description of Notes.

“Trust Indenture Act” shall have the meaning set forth under the first paragraph of this description of Notes.

“Unrestricted Subsidiary” means (i) any Securitization Subsidiary and (ii) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

THE EXCHANGE OFFER

In a registration rights agreement between the Issuer, the guarantors named therein and the initial purchasers of the old Notes, we agreed to use commercially reasonable efforts to:

(1) file with the SEC a registration statement, with respect to the exchange offer to the holders of the old Notes, to issue and deliver to such holders the new Notes in exchange for the old Notes, with terms substantially the same as of the old Notes but registered under the Securities Act;

(2) cause the registration statement to become effective under the Securities Act within 365 days after the issue date of the old Notes and keep the registration statement effective for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old Notes; and

(3) issue on or prior to 30 business days, after the registration statement is declared effective by the SEC, the new Notes and related guarantees thereof (such 30th business day being the “Consummation Deadline”).

Additional interest with respect to the old Notes shall be assessed if a Registration Default (as defined below) occurs. With respect to the first 90-day period immediately following the occurrence of the first Registration Default, additional interest shall accrue on the old Notes at a rate of 0.25% per annum. The additional interest rate will increase by an additional 25 basis points with respect to each subsequent 90-day period to but excluding the date that such Registration default shall have been cured, up to a maximum rate of additional interest for all Registration Defaults equal to 0.75% per annum. So long as a Registration Default shall occur and be continuing, additional interest will accrue and be payable with respect to the aggregate principal amount of all the old Notes then outstanding as well as all other notes then outstanding that bear the same CUSIP number as the old Notes, if any. Additional interest may not accrue pursuant to more than one occasions as described below at any one time. Following the cure of a Registration Default, the accrual of additional interest will cease with respect to that Registration Default.

A “Registration Default” occurs (i) if by the 365th day after March 25, 2013, the registration statement has not been declared effective by the SEC; (ii) if the exchange offer is not consummated on or prior to the Consummation Deadline; (iii) if the Company is obligated to use all commercially reasonable efforts to file a shelf registration statement and the Company fails to file the shelf registration statement with the SEC on or prior to the 90th day after such filing obligation arises; (iv) if the Company is obligated to use all commercially reasonable efforts to file a shelf registration statement and the shelf registration statement is not declared effective by the SEC on or prior to the 365th day after the obligation to file a shelf registration statement arises; or (v) if after either the exchange offer registration statement or the shelf registration statement is declared (or becomes automatically) effective (A) such registration statement thereafter ceases to be effective; or (B) such registration statement or the related prospectus ceases to be usable during the periods specified in the registration rights agreement.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us old Notes as provided below, our acceptance of the old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•

For each $2,000 principal amount of old Notes (and $1,000 principal amount of old Notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new Notes (and $1,000 principal amount of new Notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old Notes. For example, Exchange Act Rule

14e-1(b) requires a tender offer to remain open for at least ten business days from the date we first mail notice of certain specified changes, including any increase or decrease in the percentage of securities sought or the consideration being offered. In certain circumstances, we may be required by law to extend the offer period following notice of a material change or waiver of a material condition so that at least five business days remain in the offer. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old Notes at their addresses listed in the trustee’s security register with respect to the old Notes.

•

The exchange offer expires at 5:00 p.m., New York City time, on             , 2013; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means             , 2013 or, if extended by us, the latest time and date to which the exchange offer is extended.

•

As of the date of this prospectus, $350,000,000 in aggregate principal amount of the old Notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old Notes being tendered.

•	Our obligation to accept old Notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•

We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old Notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to Business Wire.

•	Holders of old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes” below.

Important rules concerning the exchange offer

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old Notes not properly tendered or to not accept any particular old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old Notes either before or after the expiration date shall be final and binding on all parties.

•

Neither the Issuer, the Guarantors, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old Note, wish to tender your old Notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to U.S. Bank National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for old Notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of old Notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

The method of delivery of old Notes and letters of transmittal is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old Notes should be sent to the Issuer or the Guarantors.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old Notes being surrendered for exchange are tendered:

(1) by a registered holder of the old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old Notes, the old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old Notes and with the signature guaranteed.

If the letter of transmittal or any old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old Notes properly tendered and will issue the new Notes promptly after the expiration of the exchange offer. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new Notes in exchange for old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old Notes, or

•	a timely book-entry confirmation of transfer of old Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old Notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old Notes without expense to the tendering holder or, in the case of old Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old Notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old Notes by causing DTC to transfer old Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old Notes so tendered will only be made after timely confirmation of book-entry transfer of old Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your Notes of your intention to tender your old Notes or not tender your old Notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your Notes. A copy of that form is available from the exchange agent.

Withdrawal Rights

You can withdraw your tender of old Notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old Notes to be withdrawn;

•	the old Notes to be withdrawn;

•	the principal amount of the old Notes to be withdrawn;

•	if certificates for old Notes have been delivered to the exchange agent, the name in which the old Notes are registered, if different from that of the withdrawing holder;

•

if certificates for old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•

if old Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old Notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old Notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new Notes in exchange for, any old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of old Notes for exchange or the exchange of the new Notes for old Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old Notes tendered, and no new Notes will be issued in exchange for any old Notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver To:

By First Class Mail: U. S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue – EP-MN-WS2N St. Paul, MN 55107-2292	By Courier or Overnight Delivery: U. S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

Phone: 800-934-6802

Fax: 651-466-7372

Email: cts.specfinance@usbank.com

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $325,000.

Transfer Taxes

Holders who tender their old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new Notes in the name of, or request that old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old Notes who is an “affiliate” of the Issuer or any Guarantor or who intends to participate in the exchange offer for the purpose of distributing the new Notes

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its old Notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old Notes will represent that:

(1) it is not our “affiliate;”

(2) any new Notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new Notes.

In addition, in connection with any resales of new Notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new Notes, other than a resale of an unsold allotment from the original sale of the old Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new Notes.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old Notes for new Notes in the exchange offer will not result in a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any income, gain or loss as a result of exchanging your old Notes for new Notes in the exchange offer. When you exchange an old Note for a new Note in the exchange offer, you will have the same adjusted basis and holding period in the new Note as you had in the old Note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for old Notes where old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new Notes received by it in exchange for old Notes.

We will not receive any proceeds from any sale of new Notes by broker-dealers.

New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new Notes; or

•	a combination of those methods of resale,

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new Notes.

Any broker-dealer that resells new Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new Notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new Notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of or compliance by us with the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the new Notes and the related guarantees will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law. In passing on the validity of the guarantees, Davis Polk & Wardwell LLP relied upon the opinion of Snell & Wilmer L.L.P., Phoenix, Arizona, as to certain matters of Arizona law, Vinson & Elkins L.L.P., Houston, Texas, as to certain matters of Texas law, and Montgomery & Andrews, P.A., Santa Fe, New Mexico, as to certain matters of New Mexico law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Western Refining Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new Notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and the new Notes, reference is made to the registration statement and the exhibits and any schedules filed therewith and the documents incorporated herein by reference. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement and the documents incorporated herein by reference, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at http://www.sec.gov.

If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act to the extent provided in the indenture. See “Description of Notes—Certain Covenants—Reports.” In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.wnr.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Western Refining, Inc.

Western Refining Yorktown Holding Company

Western Refining Yorktown, Inc.

Giant Industries, Inc.

Each of Western Refining, Inc., Western Refining Yorktown Holding Company, Western Refining Yorktown, Inc. and Giant Industries, Inc. is a Delaware corporation (each, a “WNR Delaware Corporation”). Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the certificate of incorporation of each WNR Delaware Corporation generally includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the directors to such corporation or its stockholders for monetary damages for breach of fiduciary as director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Bylaws of Western Refining, Inc. provide indemnification for any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Bylaws also provide indemnification for any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding may be required by the board of directors to be paid (upon such terms and conditions, if any, as the board of directors deems appropriate) by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the company as authorized in the Bylaws.

In addition to the provisions of the Articles of Incorporation and Bylaws of Western Refining, Inc., Western Refining, Inc. has entered into indemnification agreements with all of its present and former directors and officers, to hold harmless and indemnify these persons, to the fullest extent authorized or permitted by law, against expenses, including, any judgments, fines and penalties against such persons in connection with proceedings, amounts paid by such persons in settlement of a proceeding, and all attorneys’ fees and disbursements, accountants’ fees, private investigation fees and disbursements, retainers, court costs, fees of experts, fees and expenses of witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements, or expenses, reasonably incurred by or for such persons in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in a proceeding or establishing such persons’ right of entitlement to indemnification for any of the foregoing. The agreements also agree to hold harmless and indemnify these persons against expenses incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including, without limitation, any predecessor, subsidiary or affiliated entity of the Corporation, but only if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal proceeding, such persons must have had no reasonable cause to believe that his conduct was unlawful.

Additionally, Western Refining, Inc. has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The bylaws of each of Western Refining Yorktown, Inc. and Western Refining Yorktown, Inc. provide that the corporation shall indemnify, defend and hold harmless any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent (including a manager) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws also provide that the corporation shall indemnify, defend and hold harmless any officer or director who is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent (including a manager) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper. In addition, all expenses (including attorneys’ fees), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by an officer or director in connection with the defense or settlement of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any threatened or pending action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent (including a manager) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the corporation to or on behalf of officer or director in advance of the final disposition of such action, suit or proceeding, based on written requests for payment submitted from time to time by such person to the corporation; provided that as a condition to any such advance, there shall first be delivered to the corporation an undertaking by or on behalf of such person to repay the amounts advanced in accordance with the Bylaws.

The Bylaws of Giant Industries, Inc. provides that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws also provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, the Bylaws provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding may be required by the board of directors to be paid (upon such terms and conditions, if any, as the board of directors deems appropriate) by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Ascarate Group LLC

Western Refining GP, LLC

Western Refining LP, LLC

York River Fuels, LLC

Each of Ascarate Group LLC, Western Refining GP, LLC, Western Refining LP, LLC and York River Fuels, LLC is a Delaware limited liability company (each, a “WNR Delaware LLC”).

Section 18-108 of the Delaware Limited Liability Company Act states that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 6 of the Limited Liability Company Agreement of Ascarate Group LLC provides for indemnification and advance expenses to each member, officer, employee and agent to the fullest extent permitted by the concepts contained in Section 145 of DGCL, with the terms therein to be interpreted in the context of a limited liability company rather than a corporation.

The limited liability company agreement of each of Western Refining GP, LLC and Western Refining LP, LLC provides that, to the fullest extent permitted by applicable law, none of the member, the managers, the officers, the special members (as applicable), the independent managers (as applicable) or any officer, director, employee, agent or affiliate of the foregoing shall be liable to the company or any other person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such person. The limited liability company agreement of each of Western Refining GP, LLC and Western Refining LP, LLC also provides for indemnification, to the fullest extent permitted by applicable law, to each member, manager, officer, special member (as applicable), independent manager (as applicable) or officer, director, employee, agent or affiliate of the foregoing, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such person. In addition, to the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by such person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the company of an undertaking by or on behalf of the person to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized.

Section 6.1 of the Limited Liability Agreement of York River Fuels, LLC provides indemnification for any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the company, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that such person is or was a member or officer of the company or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including but not limited to expenses of investigation and preparation and fees or disbursements of counsel, accountants or other experts), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Western Refining Company, L.P.

Western Refining Company, L.P. is a Delaware limited partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. Under its Second Amended and Restated Limited Partnership Agreement, the partnership shall indemnify the general partner to the fullest extent permitted by applicable law. The satisfaction of any indemnification and any saving harmless shall be from and limited to partnership assets, and no interest holder shall have any personal liability on account thereof.

Giant Four Corners, Inc.

Western Refining Southwest, Inc.

Western Refining Terminals, Inc.

Western Refining Wholesale, Inc.

Each of Giant Four Corners, Inc., Western Refining Southwest, Inc., Western Refining Terminals, Inc. and Western Refining Wholesale, Inc. is an Arizona corporation (each, a “WNR Arizona Corporation”).

Arizona Revised Statutes (“ARS”) § 10-202 provides that the articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages, and permitting or making obligatory indemnification of a director, for liability for any action taken or any failure to take any action as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, (3) an unlawful distribution and (4) an intentional violation of criminal law. In addition, under ARS § 10-202(B), a corporation’s articles of incorporation may indemnify a director for conduct for which broader indemnification has been made permissible or mandatory under other ARS provisions.

ARS § 10-850 defines a director as including an individual who is or was a director of a corporation or an individual while a director of a corporation is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.

ARS § 10-851 allows a corporation, in certain circumstances, to indemnify its directors against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors of the corporation, if such persons acted in good faith and either (1) in a manner they reasonably believed to be in the best interests of the corporation (if acting in an official capacity), or (2) in a manner they reasonably believed was at least not opposed to the corporation’s best interests (in all other cases). A corporation may indemnify its directors with respect to any criminal action or proceeding if, in addition to the above conditions being met, the individual had no reasonable cause to believe his or her conduct was unlawful. Directors may not be indemnified under ARS § 10-851 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.

ARS § 10-852 provides for mandatory indemnification of directors in certain situations such that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. An officer of a corporation who is not a director is entitled to mandatory indemnification as a prevailing party under ARS § 10-852.

ARS § 10-856 provides that a corporation may indemnify its officers against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties because the individual is or was an officer of the corporation to the same extent as a director. If the individual is an officer but not a director (or is both but is made a party to the proceeding solely because of an act or omission as an officer), a corporation may indemnify and advance expenses to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law.

ARS § 10-857 provides that a corporation may purchase and maintain insurance, including retrospectively rated and self-insured programs, on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under Arizona law.

The bylaws of each WNR Arizona Corporation (other than Western Refining Wholesale, Inc.) provide that to the extent permitted by Arizona law and any other applicable law, if any director, officer, employee or agent of the corporation is made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, and whether formal or informal, because such person is or was a director, officer, employee or agent of the corporation, as the case may be, the corporation: (i) may indemnify such person from and against any judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including but not limited to expenses of investigation and preparation, and fees or disbursements of counsel, accountants or other experts) incurred by such person in such action, suit or proceeding; and (ii) may advance to such persons expenses incurred in such action, suit or proceeding. The articles of incorporation of each WNR Arizona Corporation (other than Western Refining Wholesale, Inc.) provide that no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution on the corporation’s capital stock or the unlawful purchase of its capital stock; (iv) a violation of Arizona Revised Statutes Section regarding director conflicts of interest; or (v) any transaction from which the director derived an improper personal benefit. The articles of incorporation of Western Refining Wholesale, Inc. provide that the liability of a director to the corporation or its shareholders for any monetary damages for any action taken or any failure to take any action as a director shall be eliminated to the fullest extent permitted by Arizona law. In addition, the articles of incorporation of Western Refining Wholesale, Inc. provide that the corporation shall indemnify and advance expenses to any and all of its existing and former directors and officers to the fullest extent permitted by Arizona law.

Empire Oil Co.

Empire Oil Co. is a California corporation.

Section 204 of the California General Corporation Law allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by the corporation itself or by way of a derivative action brought by shareholders for breach of a director’s duties to the corporation and its shareholders. The provision may not eliminate or limit liability of directors for the following specified actions, however: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors and (vii) for improper distributions and stock dividends, loans and guaranties. The provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director.

Section 317 of the California General Corporation Law gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually or reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter (i) as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; and (ii) which is settled or otherwise disposed of without court approval. To the extent that any such person has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.

Section 317 of the California General Corporation Law further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its articles of incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.

In Article V of the Amended and Restated Articles of Incorporation of Empire Oil Co., Empire Oil Co. is authorized to indemnify its agents as defined in Section 317 of the California General Corporation Law for a breach of duty to Empire Oil Co. and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted under Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law. Article XI of Empire Oil Co.’s bylaws provides indemnification for each and every director and officer and each person who may at any time serve at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred by each such director and officer in connection with the settlement or defense of any action, suit or proceeding, civil or criminal, in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty to the corporation. The bylaws also specifically provide indemnification for each such director and officer from payment of any judgment, levy, or demand that might be granted against any such director or officer by virtue of his occupancy of said directorship or office growing out of any such action, suit, or proceeding.

Section 317 of the California General Corporation Law and Empire Oil Co.’s bylaws provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Empire Oil Co. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Ciniza Production Company

Dial Oil Co.

Giant Stop-N-Go of New Mexico, Inc.

San Juan Refining Company

Western Refining Pipeline Company

Each of Ciniza Production Company, Dial Oil Co., Giant Stop-N-Go of New Mexico, Inc., San Juan Refining Company and Western Refining Pipeline Company is a New Mexico corporation (each, a “WNR New Mexico Corporation”).

Under Section 53-11-4.1 of New Mexico Business Corporation Act, a corporation shall have power to indemnify any person made a party to any proceeding by reason of the fact that the person is or was a director if: (i) the person acted in good faith; (ii) the person reasonably believed: (x) in the case of conduct in the person’s official capacity with the corporation, that the person’s conduct was in its best interests; and (y) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses, actually incurred by the person in connection with the proceeding; except that if the proceeding was by or in the right of the corporation, indemnification may be made only against such reasonable expenses and shall not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the corporation. However, a director shall not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director shall have been adjudged to be liable on the basis that personal benefit was improperly received by the director. The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

Western Refining TRS I, LLC

Western Refining TRS II, LLC

Western Refining Texas Retail Services, LLC

Each of Western Refining TRS I, LLC, Western Refining TRS II, LLC and Western Refining Texas Retail Services, LLC is a Texas limited liability company (each, a “WNR Texas LLC”).

Section 101.402 of the Texas Business Organizations Code (the “TBOC”) permits a limited liability company to indemnify its members, managers and officers and assignees of membership interests in the company, to advance or reimburse expenses incurred by such persons and purchase, procure or establish and maintain insurance or another arrangement to indemnify or hold harmless such persons. The foregoing provisions may be waived or modified in the limited liability company’s company agreement.

The limited liability company agreement of each WNR Texas LLC provides for indemnification of each person who is or was a member or manager of the company for any act performed by any such person with respect to limited liability company matters. Each WNR Texas LLC will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the limited liability company, whether civil, criminal, administrative or investigative (other than an action by or in the right of the limited liability company) by reason of the fact that such person is or was a member or manager of the limited liability company against reasonable expenses (including but not limited to expenses of investigation and preparation and fees or disbursements of counsel, accountants and other experts), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the limited liability company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful. In any action by or in right of the limited liability company, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the limited liability company unless and only to the extent that any court in which such action, suit or proceeding was brought has determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for any losses the court deems proper.

Any indemnification authorized by the applicable limited liability company agreement will be made by the limited liability company only as authorized in the specific case upon determination that the indemnification of the present or former member or manager is proper because such person has met the applicable standard of behavior set forth in the applicable limited liability company agreement, as determined by the member(s) holding a majority of the outstanding interests in the limited liability company, acting together and its or their sole discretion. Each WNR Texas LLC is permitted to purchase and maintain insurance on behalf of any person who is or was a member, manager or agent of the limited liability company, or is or was serving at the request of the limited liability company as a member, manager or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any capacity arising out of his or her status, whether or not the limited liability company would have the power to indemnify him or her against liability under the applicable limited liability company agreement.

The Registration Rights Agreement filed as Exhibit 4.11 to this Registration Statement provides for indemnification of directors and certain officers of the Issuer and the Guarantors by the holders of the Notes against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules**

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

2.1

Agreement and Plan of Merger, dated August 26, 2006, by and among Western Refining, Inc., New Acquisition Corporation and Giant Industries, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 28, 2006)

2.2

Amendment No. 1 to the Agreement and Plan of Merger, dated November 12, 2006, by and among Western Refining, Inc., New Acquisition Corporation and Giant Industries, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 13, 2006).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 24, 2006)

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 24, 2006)

3.3*	Certificate of Formation of Ascarate Group LLC

3.4*	Limited Liability Company Agreement of Ascarate Group LLC

3.5*	Articles of Incorporation of Ciniza Production Company

3.6*	By-Laws of Ciniza Production Company

3.7*	Articles of Incorporation of Dial Oil Co.

3.8*	Amended and Restated By-Laws of Dial Oil Co.

3.9*	Amended and Restated Articles of Incorporation of Empire Oil Co.

3.10*	Amended and Restated Bylaws of Empire Oil Co.

3.11*	Articles of Incorporation of Giant Four Corners, Inc.

3.12*	Bylaws of Giant Four Corners, Inc.

3.13*	Restated Certificate of Incorporation of Giant Industries, Inc. (successor to New Acquisition Corporation)

3.14*	Bylaws of Giant Industries, Inc. (successor to New Acquisition Corporation)

3.15*	Articles of Incorporation of Giant Stop-N-Go Of New Mexico, Inc.

3.16*	By-Laws of Giant Stop-N-Go Of New Mexico, Inc.

3.17*	Articles of Incorporation of San Juan Refining Company

3.18*	Bylaws of San Juan Refining Company

3.19*	Amended Certificate of Limited Partnership of Western Refining Company, L.P. (formerly named Refinery Holding Company, L.P.)

3.20*	Second Amended and Restated Limited Partnership Agreement of Western Refining Company, L.P.

3.21*	Certificate of Formation of Western Refining GP, LLC

3.22*	Amended and Restated Limited Liability Company Agreement of Western Refining GP, LLC

3.23*	Certificate of Formation of Western Refining LP, LLC

3.24*	Limited Liability Company Agreement of Western Refining LP, LLC

3.25*	Amended Articles of Incorporation of Western Refining Pipeline Company (formerly named Giant Pipeline Company)

3.26*	By-Laws of Western Refining Pipeline Company (formerly named Giant Pipeline Company)

3.27*

Articles of Amendment to the Articles of Incorporation of Western Refining Southwest, Inc. (formerly named Giant Industries, Inc. and Giant Industries of Arizona, Inc. and successor to Giant Acquisition Corp.)

3.28*	By-laws of Western Refining Southwest, Inc. (successor to Giant Acquisition Corp.)

3.29*	Articles of Amendment to the Articles of Incorporation of Western Refining Terminals, Inc. (formerly named Giant Mid-Continent, Inc.)

3.30*	By-laws of Western Refining Terminals, Inc. (formerly named Giant Mid-Continent, Inc.)

3.31*	Certificate of Formation of Western Refining Texas Retail Services, LLC

3.32*	Limited Liability Company Agreement of Western Refining Texas Retail Services, LLC

3.33*	Certificate of Formation of Western Refining TRS I, LLC

3.34*	Limited Liability Company Agreement of Western Refining TRS I, LLC

3.35*	Certificate of Formation of Western Refining TRS II, LLC

3.36*	Limited Liability Company Agreement of Western Refining TRS II, LLC

3.37*	Articles of Amendment and Restatement of Western Refining Wholesale, Inc. (formerly named Phoenix Fuel Co., Inc.)

3.38*	Amended Bylaws of Western Refining Wholesale, Inc. (formerly named Phoenix Fuel Co., Inc.)

3.39*	Certificate of Amendment of Certificate of Incorporation of Western Refining Yorktown Holding Company (formerly named Giant Yorktown Holding Company)

3.40*	Bylaws of Western Refining Yorktown Holding Company (formerly named Giant Yorktown Holding Company)

3.41*	Certificate of Amendment of Certificate of Incorporation of Western Refining Yorktown, Inc. (formerly named Giant Yorktown, Inc.)

3.42*	Bylaws of Western Refining Yorktown, Inc. (formerly named Giant Yorktown, Inc.)

3.43*	Certificate of Formation of York River Fuels, LLC

3.44*	Limited Liability Company Agreement of York River Fuels, LLC

4.1	Specimen of Company Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on December 5, 2005).

4.2

Registration Rights Agreement, dated January 24, 2006, by and between the Company and each of the stockholders listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

4.3

Indenture dated June 10, 2009 between Western Refining, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2009).

4.4

Supplemental Indenture dated June 10, 2009 between Western Refining, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 10, 2009).

4.5	Form of Convertible Senior Note (included in Exhibit 4.4).

4.6

Indenture dated June 12, 2009 among Western Refining, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, paying agent, registrar and transfer agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 15, 2009).

4.7	Form of 11.25% Senior Secured Note (included in Exhibit 4.6)

4.8	Form of Senior Secured Floating Rate Note (included in Exhibit 4.6)

4.9

Indenture, dated as of March 25, 2013 among Western Refining, Inc., the guarantors named therein and U.S. Bank National Association, as trustee, paying agent, registrar and transfer agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 25, 2013)

4.10	Form of 6.25% Senior Notes (included in Exhibit 4.1)

4.11

Registration Rights Agreement dated as of March 25, 2013 among Western Refining, Inc., the guarantors named therein, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC Goldman, Sachs & Co., RBS Securities Inc., Barclays Capital Inc., Credit Agricole Securities (USA) Inc. PNC Capital Markets LLC, RB International Markets (USA) LLC, Regions Securities LLC, SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., as Initial Purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 25, 2013)

5.1*	Opinion of Davis Polk & Wardwell LLP with respect to the new Notes and related guarantees

5.2*	Opinion of Snell & Wilmer L.L.P. with respect to certain matters of Arizona law

5.3*	Opinion of Vinson & Elkins L.L.P. with respect to certain matters of Texas law

5.4*	Opinion of Montgomery & Andrews, P.A. with respect to certain matters of New Mexico law

10.1†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Paul L. Foster (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.1.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.1, dated December 28, 2006 (incorporated by reference to Exhibit 10.1.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2007).

10.1.2†

Second Amendment to the Employment Agreement referred to in Exhibit 10.1, dated December 31, 2008 (incorporated by reference to Exhibit 10.1.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.2†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Jeff A. Stevens (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.2.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.2, dated December 28, 2006 (incorporated by reference to Exhibit 10.2.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2007).

10.2.2†

Second Amendment to the Employment Agreement referred to in Exhibit 10.2, dated December 31, 2008 (incorporated by reference to Exhibit 10.2.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.3†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Scott D. Weaver (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.3.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.3, dated December 28, 2006 (incorporated by reference to Exhibit 10.3.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2007).

10.3.2†

Letter of Termination of Employment Agreement dated December 31, 2007, between Western Refining GP, LLC and Scott D. Weaver (incorporated by reference to Exhibit 10.3.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on February 29, 2008).

10.4†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Gary R. Dalke (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.4.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.4, dated December 31, 2008 (incorporated by reference to Exhibit 10.4.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.5†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Lowry Barfield (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.5.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.5, dated December 31, 2008 (incorporated by reference to Exhibit 10.5.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.6

Amended and Restated Term Loan Credit Agreement dated as of March 29, 2011, among the Company, as Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 31, 2011).

10.6.1

Amendment No. 1 to the Amended and Restated Term Loan Credit Agreement dated as of September 22, 2011, among the Company, as Borrower, the lenders party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 4, 2011).

10.7

Second Amended and Restated Revolving Credit Agreement dated as of April 11, 2013 by and among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 15, 2013).

10.8†

Form of Indemnification Agreement, by and between the Company and each director and officer of the Company party thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.9

Operating Agreement, dated May 6, 1993, by and between Western Refining LP and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 3, 2005).

10.10

Purchase and Sale Agreement, dated May 29, 2003, by and among Chevron U.S.A. Inc., Chevron Pipe Line Company, Western Refining LP and Kaston Pipeline Company, L.P. (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 3, 2005).

10.11†	Western Refining Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 24, 2006).

10.11.1†

First Amendment to the Western Refining Long-Term Incentive Plan referred to in Exhibit 10.19, dated December 4, 2007 (incorporated by reference to Exhibit 10.19.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.11.2†

Second Amendment to the Western Refining Long-Term Incentive Plan referred to in Exhibit 10.19, dated November 20, 2008 (incorporated by reference to Exhibit 10.19.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.12†

Form of Restricted Stock Grant Agreement under the Western Refining Long-Term Incentive Plan (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on December 5, 2005).

10.13†

Form of Nonqualified Stock Option Agreement under the Western Refining Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on December 5, 2005).

10.14†	Summary of Compensation for Non-Employee Directors (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 3, 2005).

10.15

Consulting and Non-Competition Agreement, dated August 26, 2006, by and between the Company and Fred L. Holliger (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 28, 2006).

10.15.1

Amendment No. 1 to the Consulting and Non-Competition Agreement, dated November 12, 2006, by and between Western Refining, Inc. and Fred L. Holliger (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 13, 2006).

10.16†

Employment agreement, effective August 28, 2006, made by and between Western Refining GP, LLC and Mark J. Smith (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 16, 2006).

10.16.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.27, dated December 31, 2008 (incorporated by reference to Exhibit 10.27.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.17†

Employment agreement, dated November 4, 2008, made by and between Western Refining GP, LLC and William R. Jewell (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 7, 2008).

10.18†

Employment agreement, dated March 9, 2010, made by and between Western Refining GP, LLC and Jeffrey S. Beyersdorfer (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 12, 2010).

10.19†	2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 27, 2010).

10.20†

Form of Performance Unit Award Agreement between the Company and Participant under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2011).

10.21†

Form of Western Refining, Inc. Restricted Share Unit Award Agreement between the Company and Participant under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2011).

10.22†

Form of Western Refining, Inc. Restricted Share Unit Award Agreement between the Company and Non-Employee Director under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2013)

10.23†

Form No. 2 of Western Refining, Inc. Restricted Share Unit Award Agreement between the Company and Participant under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2013)

10.24

Asset Purchase Agreement by and between Western Refining Yorktown, Inc., and Western Refining Yorktown Holding Company as Seller and Plains Marketing, L.P., as Buyer Dated November 30, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 2, 2011).

10.25

Asset Purchase Agreement by and between Western Refining Pipeline Company as Seller and Plains Pipeline, L.P., as Buyer Dated November 30, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on December 2, 2011).

10.26†	Western Refining, Inc. Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 1, 2013)

10.27†

Western Refining, Inc. Non-Employee Director Deferred Compensation Plan Adoption Agreement, dated as of January 1, 2009 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 1, 2013)

21.1	Subsidiaries of Western Refining, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2013)

23.1*	Consent of Davis Polk & Wardwell LLP (contained in their opinion filed as Exhibit 5.1)

23.2*	Consent of Snell & Wilmer L.L.P. (contained in their opinion filed as Exhibit 5.2)

23.3*	Consent of Vinson & Elkins L.L.P. (contained in their opinion filed as Exhibit 5.3)

23.4*	Consent of Montgomery & Andrews, P.A. (contained in their opinion filed as Exhibit 5.4)

23.5*	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature pages)

25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Clients

99.3*	Form of Letter to Nominees

99.4*	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Filed herewith.
**	Reports filed under the Securities Exchange Act of 1934 (Forms 10-K, 10-Q, and 8-K) are under File No. 001-32721.
†	Management contract or compensatory plan or arrangement.

Item 22.	Undertakings

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING, INC.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Executive Officer and Director (Principal Executive Officer and Director)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer (Principal Financial Officer)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Paul L. Foster Paul L. Foster	Chairman of the Board and Director	June 14, 2013

/s/ Carin M. Barth	Director	June 14, 2013
Carin M. Barth

/s/ Sigmund L. Cornelius	Director	June 14, 2013
Sigmund L. Cornelius

/s/ L. Frederick Francis	Director	June 14, 2013
L. Frederick Francis

/s/ Brian J. Hogan	Director	June 14, 2013
Brian J. Hogan

/s/ William D. Sanders	Director	June 14, 2013
William D. Sanders

/s/ Ralph A. Schmidt	Director	June 14, 2013
Ralph A. Schmidt

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING GP, LLC

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Executive Officer and Manager (Principal Executive Officer and Manager)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Manager (Principal Financial Officer and Manager)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Paul L. Foster Paul L. Foster	Manager	June 14, 2013

/s/ Lowry Barfield Lowry Barfield	Manager	June 14, 2013

/s/ Mark J. Smith	Manager	June 14, 2013
Mark J. Smith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, State of Delaware, on June 14, 2013.

WESTERN REFINING LP, LLC

By:	/s/ Joan L. Yori
Name: Joan L. Yori
Title: President and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joan L. Yori	President, Treasurer and Manager (Principal Executive Officer, Principal Financial Officer and Manager)	June 14, 2013
Joan L. Yori

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING COMPANY, L.P. By: Western Refining GP, LLC, its general partner

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Executive Officer and Manager (Principal Executive Officer and Manager)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Manager (Principal Financial Officer and Manager)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Paul L. Foster	Manager	June 14, 2013
Paul L. Foster

/s/ Lowry Barfield	Manager	June 14, 2013
Lowry Barfield

/s/ Mark J. Smith	Manager	June 14, 2013
Mark J. Smith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

ASCARATE GROUP LLC By: Western Refining Company, L.P., its sole member By: Western Refining GP, LLC, its general partner

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Executive Officer and Manager (Principal Executive Officer and Manager)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Manager (Principal Financial Officer and Manager)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Paul L. Foster Paul L. Foster	Manager	June 14, 2013

/s/ Lowry Barfield Lowry Barfield	Manager	June 14, 2013

/s/ Mark J. Smith Mark J. Smith	Manager	June 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

CINIZA PRODUCTION COMPANY

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Scott D. Weaver Scott D. Weaver	Director	June 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

DIAL OIL CO.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

/s/ Matthew L. Yoder	Director	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

EMPIRE OIL CO.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

/s/ Matthew L. Yoder	Director	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

GIANT FOUR CORNERS, INC.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

/s/ Matthew L. Yoder	Director	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

GIANT INDUSTRIES, INC.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Executive Officer and Director (Principal Executive Officer and Director)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

GIANT STOP-N-GO OF NEW MEXICO, INC.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

/s/ Matthew L. Yoder	Director	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

SAN JUAN REFINING COMPANY

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING PIPELINE COMPANY

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Matthew L. Yoder	Director	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING SOUTHWEST, INC.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Executive Officer and Director (Principal Executive Officer and Director)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer (Principal Financial Officer)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING TERMINALS, INC.

By:	/s/ Jeff A. Stevens
	Name:	Jeff A. Stevens
	Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING TEXAS RETAIL SERVICES, LLC

By:	/s/ Matthew L. Yoder
	Name:	Matthew L. Yoder
	Title:	Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Roger K. Burton	Manager	June 14, 2013
Roger K. Burton

/s/ Robert C. Sprouse	Manager	June 14, 2013
Robert C. Sprouse

/s/ Matthew L. Yoder	Manager	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING TRS I, LLC

By:	/s/ Matthew L. Yoder
	Name:	Matthew L. Yoder
	Title:	Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Melissa M. Buhrig	Manager	June 14, 2013
Melissa M. Buhrig

/s/ Roger K. Burton	Manager	June 14, 2013
Roger K. Burton

/s/ Matthew L. Yoder	Manager	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING TRS II, LLC

By:	/s/ Matthew L. Yoder
	Name:	Matthew L. Yoder
	Title:	Manager

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Melissa M. Buhrig	Manager	June 14, 2013
Melissa M. Buhrig

/s/ Robert C. Sprouse	Manager	June 14, 2013
Robert C. Sprouse

/s/ Matthew L. Yoder	Manager	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING WHOLESALE, INC.

By:	/s/ Jeff A. Stevens
	Name:	Jeff A. Stevens
	Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

/s/ Matthew L. Yoder	Director	June 14, 2013
Matthew L. Yoder

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING YORKTOWN, INC.

By:	/s/ Jeff A. Stevens
	Name:	Jeff A. Stevens
	Title:	President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Operating Officer and Director (Principal Executive Officer and Director)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Treasurer, Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

WESTERN REFINING YORKTOWN HOLDING COMPANY

By:	/s/ Jeff A. Stevens
	Name:	Jeff A. Stevens
	Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2013
William R. Jewell

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, State of Arizona, on June 14, 2013.

YORK RIVER FUELS, LLC By: Western Refining Yorktown, Inc., its sole member

By:	/s/ Jeff A. Stevens
	Name:	Jeff A. Stevens
	Title:	President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, Gary R. Dalke, William R. Jewell and Lowry Barfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeff A. Stevens	President, Chief Operating Officer and Director (Principal Executive Officer and Director)	June 14, 2013
Jeff A. Stevens

/s/ Gary R. Dalke	Treasurer, Chief Financial Officer and Director (Principal Financial Officer and Director)	June 14, 2013
Gary R. Dalke

/s/ Mark J. Smith	Director	June 14, 2013
Mark J. Smith

/s/ Scott D. Weaver	Director	June 14, 2013
Scott D. Weaver

EXHIBIT INDEX

Exhibit No.	Document

2.1

Agreement and Plan of Merger, dated August 26, 2006, by and among Western Refining, Inc., New Acquisition Corporation and Giant Industries, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 28, 2006)

2.2

Amendment No. 1 to the Agreement and Plan of Merger, dated November 12, 2006, by and among Western Refining, Inc., New Acquisition Corporation and Giant Industries, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 13, 2006).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 24, 2006)

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 24, 2006)

3.3*	Certificate of Formation of Ascarate Group LLC

3.4*	Limited Liability Company Agreement of Ascarate Group LLC

3.5*	Articles of Incorporation of Ciniza Production Company

3.6*	By-Laws of Ciniza Production Company

3.7*	Articles of Incorporation of Dial Oil Co.

3.8*	Amended and Restated By-Laws of Dial Oil Co.

3.9*	Amended and Restated Articles of Incorporation of Empire Oil Co.

3.10*	Amended and Restated Bylaws of Empire Oil Co.

3.11*	Articles of Incorporation of Giant Four Corners, Inc.

3.12*	Bylaws of Giant Four Corners, Inc.

3.13*	Restated Certificate of Incorporation of Giant Industries, Inc. (successor to New Acquisition Corporation)

3.14*	Bylaws of Giant Industries, Inc. (successor to New Acquisition Corporation)

3.15*	Articles of Incorporation of Giant Stop-N-Go Of New Mexico, Inc.

3.16*	By-Laws of Giant Stop-N-Go Of New Mexico, Inc.

3.17*	Articles of Incorporation of San Juan Refining Company

3.18*	Bylaws of San Juan Refining Company

3.19*	Amended Certificate of Limited Partnership of Western Refining Company, L.P. (formerly named Refinery Holding Company, L.P.)

3.20*	Second Amended and Restated Limited Partnership Agreement of Western Refining Company, L.P.

3.21*	Certificate of Formation of Western Refining GP, LLC

3.22*	Amended and Restated Limited Liability Company Agreement of Western Refining GP, LLC

3.23*	Certificate of Formation of Western Refining LP, LLC

3.24*	Limited Liability Company Agreement of Western Refining LP, LLC

3.25*	Amended Articles of Incorporation of Western Refining Pipeline Company (formerly named Giant Pipeline Company)

3.26*	By-Laws of Western Refining Pipeline Company (formerly named Giant Pipeline Company)

3.27*

Articles of Amendment to the Articles of Incorporation of Western Refining Southwest, Inc. (formerly named Giant Industries, Inc. and Giant Industries of Arizona, Inc. and successor to Giant Acquisition Corp.)

3.28*	By-laws of Western Refining Southwest, Inc. (successor to Giant Acquisition Corp.)

3.29*	Articles of Amendment to the Articles of Incorporation of Western Refining Terminals, Inc. (formerly named Giant Mid-Continent, Inc.)

3.30*	By-laws of Western Refining Terminals, Inc. (formerly named Giant Mid-Continent, Inc.)

3.31*	Certificate of Formation of Western Refining Texas Retail Services, LLC

3.32*	Limited Liability Company Agreement of Western Refining Texas Retail Services, LLC

3.33*	Certificate of Formation of Western Refining TRS I, LLC

3.34*	Limited Liability Company Agreement of Western Refining TRS I, LLC

3.35*	Certificate of Formation of Western Refining TRS II, LLC

3.36*	Limited Liability Company Agreement of Western Refining TRS II, LLC

3.37*	Articles of Amendment and Restatement of Western Refining Wholesale, Inc. (formerly named Phoenix Fuel Co., Inc.)

3.38*	Amended Bylaws of Western Refining Wholesale, Inc. (formerly named Phoenix Fuel Co., Inc.)

3.39*	Certificate of Amendment of Certificate of Incorporation of Western Refining Yorktown Holding Company (formerly named Giant Yorktown Holding Company)

3.40*	Bylaws of Western Refining Yorktown Holding Company (formerly named Giant Yorktown Holding Company)

3.41*	Certificate of Amendment of Certificate of Incorporation of Western Refining Yorktown, Inc. (formerly named Giant Yorktown, Inc.)

3.42*	Bylaws of Western Refining Yorktown, Inc. (formerly named Giant Yorktown, Inc.)

3.43*	Certificate of Formation of York River Fuels, LLC

3.44*	Limited Liability Company Agreement of York River Fuels, LLC

4.1	Specimen of Company Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on December 5, 2005).

4.2

Registration Rights Agreement, dated January 24, 2006, by and between the Company and each of the stockholders listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

4.3

Indenture dated June 10, 2009 between Western Refining, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2009).

4.4

Supplemental Indenture dated June 10, 2009 between Western Refining, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 10, 2009).

4.5	Form of Convertible Senior Note (included in Exhibit 4.4).

4.6

Indenture dated June 12, 2009 among Western Refining, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, paying agent, registrar and transfer agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 15, 2009).

4.7	Form of 11.25% Senior Secured Note (included in Exhibit 4.6)

4.8	Form of Senior Secured Floating Rate Note (included in Exhibit 4.6)

4.9

Indenture, dated as of March 25, 2013 among Western Refining, Inc., the guarantors named therein and U.S. Bank National Association, as trustee, paying agent, registrar and transfer agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 25, 2013)

4.10	Form of 6.25% Senior Notes (included in Exhibit 4.1)

4.11

Registration Rights Agreement dated as of March 25, 2013 among Western Refining, Inc., the guarantors named therein, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC Goldman, Sachs & Co., RBS Securities Inc., Barclays Capital Inc., Credit Agricole Securities (USA) Inc. PNC Capital Markets LLC, RB International Markets (USA) LLC, Regions Securities LLC, SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., as Initial Purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 25, 2013)

5.1*	Opinion of Davis Polk & Wardwell LLP with respect to the new Notes and related guarantees

5.2*	Opinion of Snell & Wilmer L.L.P. with respect to certain matters of Arizona law

5.3*	Opinion of Vinson & Elkins L.L.P. with respect to certain matters of Texas law

5.4*	Opinion of Montgomery & Andrews, P.A. with respect to certain matters of New Mexico law

10.1†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Paul L. Foster (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.1.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.1, dated December 28, 2006 (incorporated by reference to Exhibit 10.1.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2007).

10.1.2†

Second Amendment to the Employment Agreement referred to in Exhibit 10.1, dated December 31, 2008 (incorporated by reference to Exhibit 10.1.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.2†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Jeff A. Stevens (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.2.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.2, dated December 28, 2006 (incorporated by reference to Exhibit 10.2.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2007).

10.2.2†

Second Amendment to the Employment Agreement referred to in Exhibit 10.2, dated December 31, 2008 (incorporated by reference to Exhibit 10.2.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.3†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Scott D. Weaver (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.3.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.3, dated December 28, 2006 (incorporated by reference to Exhibit 10.3.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2007).

10.3.2†

Letter of Termination of Employment Agreement dated December 31, 2007, between Western Refining GP, LLC and Scott D. Weaver (incorporated by reference to Exhibit 10.3.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on February 29, 2008).

10.4†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Gary R. Dalke (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.4.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.4, dated December 31, 2008 (incorporated by reference to Exhibit 10.4.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.5†

Employment Agreement, dated January 24, 2006, by and between Western Refining GP, LLC and Lowry Barfield (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.5.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.5, dated December 31, 2008 (incorporated by reference to Exhibit 10.5.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.6

Amended and Restated Term Loan Credit Agreement dated as of March 29, 2011, among the Company, as Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 31, 2011).

10.6.1

Amendment No. 1 to the Amended and Restated Term Loan Credit Agreement dated as of September 22, 2011, among the Company, as Borrower, the lenders party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 4, 2011).

10.7

Second Amended and Restated Revolving Credit Agreement dated as of April 11, 2013 by and among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 15, 2013).

10.8†

Form of Indemnification Agreement, by and between the Company and each director and officer of the Company party thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2006).

10.9

Operating Agreement, dated May 6, 1993, by and between Western Refining LP and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 3, 2005).

10.10

Purchase and Sale Agreement, dated May 29, 2003, by and among Chevron U.S.A. Inc., Chevron Pipe Line Company, Western Refining LP and Kaston Pipeline Company, L.P. (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 3, 2005).

10.11†	Western Refining Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 24, 2006).

10.11.1†

First Amendment to the Western Refining Long-Term Incentive Plan referred to in Exhibit 10.19, dated December 4, 2007 (incorporated by reference to Exhibit 10.19.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.11.2†

Second Amendment to the Western Refining Long-Term Incentive Plan referred to in Exhibit 10.19, dated November 20, 2008 (incorporated by reference to Exhibit 10.19.2 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.12†

Form of Restricted Stock Grant Agreement under the Western Refining Long-Term Incentive Plan (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on December 5, 2005).

10.13†

Form of Nonqualified Stock Option Agreement under the Western Refining Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on December 5, 2005).

10.14†	Summary of Compensation for Non-Employee Directors (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 3, 2005).

10.15

Consulting and Non-Competition Agreement, dated August 26, 2006, by and between the Company and Fred L. Holliger (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 28, 2006).

10.15.1

Amendment No. 1 to the Consulting and Non-Competition Agreement, dated November 12, 2006, by and between Western Refining, Inc. and Fred L. Holliger (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 13, 2006).

10.16†

Employment agreement, effective August 28, 2006, made by and between Western Refining GP, LLC and Mark J. Smith (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 16, 2006).

10.16.1†

First Amendment to the Employment Agreement referred to in Exhibit 10.27, dated December 31, 2008 (incorporated by reference to Exhibit 10.27.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 13, 2009).

10.17†

Employment agreement, dated November 4, 2008, made by and between Western Refining GP, LLC and William R. Jewell (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 7, 2008).

10.18†

Employment agreement, dated March 9, 2010, made by and between Western Refining GP, LLC and Jeffrey S. Beyersdorfer (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 12, 2010).

10.19†	2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 27, 2010).

10.20†

Form of Performance Unit Award Agreement between the Company and Participant under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2011).

10.21†

Form of Western Refining, Inc. Restricted Share Unit Award Agreement between the Company and Participant under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 8, 2011).

10.22†

Form of Western Refining, Inc. Restricted Share Unit Award Agreement between the Company and Non-Employee Director under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2013)

10.23†

Form No. 2 of Western Refining, Inc. Restricted Share Unit Award Agreement between the Company and Participant under the 2010 Incentive Plan of Western Refining, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2013)

10.24

Asset Purchase Agreement by and between Western Refining Yorktown, Inc., and Western Refining Yorktown Holding Company as Seller and Plains Marketing, L.P., as Buyer Dated November 30, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 2, 2011).

10.25

Asset Purchase Agreement by and between Western Refining Pipeline Company as Seller and Plains Pipeline, L.P., as Buyer Dated November 30, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on December 2, 2011).

10.26†	Western Refining, Inc. Non-Employee Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 1, 2013)

10.27†

Western Refining, Inc. Non-Employee Director Deferred Compensation Plan Adoption Agreement, dated as of January 1, 2009 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 1, 2013)

21.1	Subsidiaries of Western Refining, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2013)

23.1*	Consent of Davis Polk & Wardwell LLP (contained in their opinion filed as Exhibit 5.1)

23.2*	Consent of Snell & Wilmer L.L.P. (contained in their opinion filed as Exhibit 5.2)

23.3*	Consent of Vinson & Elkins L.L.P. (contained in their opinion filed as Exhibit 5.3)

23.4*	Consent of Montgomery & Andrews, P.A. (contained in their opinion filed as Exhibit 5.4)

23.5*	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature pages)

25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Clients

99.3*	Form of Letter to Nominees

99.4*	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Filed herewith.
**	Reports filed under the Securities Exchange Act of 1934 (Forms 10-K, 10-Q, and 8-K) are under File No. 001-32721.
†	Management contract or compensatory plan or arrangement.